TERM LOAN AND SECURITY AGREEMENT
dated as of February 2, 2015
by and between
DIVERSICARE GLASGOW PROPERTY, LLC,
as Borrower
and
THE PRIVATEBANK AND TRUST COMPANY,
as Lender

TERM LOAN AND SECURITY AGREEMENT
This TERM LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of February 2, 2015, is by and between DIVERSICARE GLASGOW PROPERTY, LLC, a Delaware limited liability company (“Borrower”), and THE PRIVATEBANK AND TRUST COMPANY, an Illinois banking corporation (“Lender”), its successors and assigns.
RECITALS
WHEREAS, Borrower is, or as of the date hereof shall be, the owner of certain improved real estate located at 300 Westwood Street, Glasgow, Barren County, Kentucky 42141, as more fully described on Exhibit A attached hereto and made a part hereof (the “Real Property”), which Real Property is improved with a ninety-four (94) bed skilled nursing facility (the “Facility”).
WHEREAS, Borrower has requested that Lender provide Borrower with a term loan in the original maximum principal amount of Five Million and No/100 Dollars ($5,000,000.00) (the “Term Loan”), which Term Loan shall be for the purpose of acquiring the Real Property and all improvements located thereon.
WHEREAS, Lender is willing to make such Term Loan to Borrower upon the terms and provisions and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of the Term Loan to be made to or for the benefit of Borrower by Lender, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:
1.DEFINITIONS.
1.1    General Terms. When used herein, the following terms shall have the following meanings:
“Acquisition” means Borrower’s acquisition of the Real Property.
“Acquisition Agreement” means the Asset Purchase Agreement dated January 29, 2015, between Borrower, as tenant, and Seller, as landlord, granting Borrower the right to purchase the Real Estate.
“Acquisition Documents” means, collectively, the Acquisition Agreement, bill of sale, assignment and assumption agreement, special warranty deed, and any and all of the other documents, instruments and agreements executed or delivered in connection therewith or otherwise in connection with the Acquisition.
“Adjusted Borrower EBITDA” means the sum of (a) Borrower EBITDA, and (b) the amounts deducted (or less amounts added) in computing Borrower EBITDA for the period for (i) the non-cash provision (benefit) for self-insured professional and general liability expenses, (ii) non-cash rent expense, (iii) non-cash stock based compensation expense, (iv) non-cash debt retirement, and (v) all other non-cash expenses reasonably approved by Lender, less (c) the Cash Cost of Self-Insured Professional and General Liability.
“Adjusted Operator EBITDAR” means the sum of (a) Operator EBITDAR, and (b) the amounts deducted (or less amounts added) in computing Operator EBITDAR for the period for (i) the non-cash provision (benefit) for self-insured professional and general liability expenses, (ii) non-cash rent expense, (iii) non-cash stock based compensation expense, (iv) non-cash debt retirement, and (v) all other non-cash expenses reasonably approved by Lender, less (c) the Cash Cost of Self-Insured Professional and General Liability.
“Adjusted Parent EBITDA” means the sum of (a) Parent EBITDA, and (b) the amounts deducted (or less amounts added) in computing Parent EBITDA for the period for (i) the non-cash provision (benefit) for self-insured professional and general liability expenses, (ii) non-cash rent expense, (iii) non-cash stock based compensation expense, (iv) non-cash debt retirement, and (v) all other non-cash expenses reasonably approved by Lender, less (c) the Cash Cost of Self-Insured Professional and General Liability.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including, without limitation, all shareholders, members, directors, partners, managers, and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise; provided, however, Lender shall not be deemed an Affiliate of any Credit Party.
“Agreement” means this Term Loan and Security Agreement, as the same may be restated, modified, supplemented or amended from time to time.
“Applicable Base Rate Margin” means, with respect to Base Rate Loans, one hundred fifty (150) basis points.
“Applicable Libor Margin” means, with respect to Libor Loans, an amount equal to four hundred fifty (450) basis points.
“Appraisal” means a complete, self-contained appraisal of the Real Property performed in accordance with FIRREA and Lender’s appraisal requirements by an independent appraiser MAI licensed in the state in which the Real Property is located and selected and retained by Lender.
“Asset Disposition” means the sale, lease, assignment or other transfer for value of greater than Fifty Thousand and No/100 Dollars ($50,000.00) by Borrower to any Person of any personal property of Borrower, other than (a) the sale of any personal property asset which is to be replaced, and is in fact replaced, within sixty (60) days thereof with another of equal or substantially similar value and used in the ordinary course of business of Borrower, (b) the sale or lease of Inventory in the ordinary course of business, and (c) sales in the ordinary course of business of personal property that is obsolete, unmerchantable or otherwise unsalable, unusable or unnecessary to Borrower’s business.
“Assignment of Membership Interests” means that certain Collateral Assignment of Membership Interests including Negative Pledge Agreement between Diversicare Property Co., LLC, a Delaware limited liability company, as assignor, and Lender, as assignee.
“Assignment of Rents and Leases” means that certain Assignment of Rents and Leases dated of even date herewith made by Borrower in favor of Lender, with respect to the Real Property, in form and substance reasonably satisfactory to Lender, as the same may be amended, supplemented, and modified from time to time.
“Bank Product” means any service provided to, facility extended to, or transaction entered into with, any Credit Party by Lender or its Affiliates consisting of, (a) deposit accounts, (b) cash and treasury management services, including, controlled disbursement, lockbox, electronic funds transfers (including, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with Lender or its Affiliates, (c) debit cards, purchase cards, and credit cards, (d) Hedging Agreements, or (e) so long as prior written notice thereof is provided by Lender (or its Affiliate) providing such service, facility or transaction and Lender consents in writing to its inclusion as a Bank Product, any other service provided to, facility extended to, or transaction entered into with, any Credit Party by Lender or its Affiliates.
“Bank Product Agreements” means those agreements entered into from time to time between any Credit Party and Lender or its Affiliates in connection with the obtaining of any of the Bank Products, including, without limitation, Hedging Agreements.
“Bank Product Obligations” means all obligations, liabilities, reimbursement obligations, contingent reimbursement obligations, fees, or expenses owing by any Credit Party to Lender or its Affiliates pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Credit Party is obligated to reimburse to Lender as a result of Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Credit Parties pursuant to the Bank Product Agreements.
“Base Rate” means, subject to Sections 2.2(d), solely with respect to Section 2.9(b), 2.9(c) and 2.9(f) hereof, the greater of (a) the corporate base rate of interest per annum identified from time to time by Lender, as its base or prime rate, which rate shall not necessarily be the lowest rate of interest which Lender charges its customers, and (b) the greater of (i) four and three-quarters percent (4.75%) per annum, and (ii) the Libor Rate as in effect immediately before such time as the Libor Base Rate became unavailable. Any change in the Base Rate shall be effective as of the effective date of such change.
“Base Rate Loan” means, solely with respect to Sections 2.9(b), 2.9(c) and 2.9(f) hereof, a Loan that bears interest at an interest rate based on the Base Rate (plus the Applicable Base Rate Margin, subject to Section 2.4).
“Blocked Persons List” shall have the meaning ascribed to such term in Section 7.24 hereof.
“Borrower Cash Management Program” means the business practice of Borrower whereby cash receipts for Borrower are transferred/swept into a central concentration account and all cash disbursements are funded by transfers from such central concentration account.
“Borrower EBITDA” means with respect to Borrower, for any period of determination, the net earnings of Borrower (without duplication or double-counting) from the Facility before nonrecurring items (in accordance with GAAP and as reasonably agreed to by Lender), interest, taxes, depreciation, and amortization (including amortized transaction expense), all as determined in accordance with GAAP, consistently applied.
“Borrower Fixed Charge Coverage Ratio” means, on any date of determination, the ratio of (a) Adjusted Borrower EBITDA for the period of twelve (12) consecutive months then ended, to (b) Fixed Charges, for Borrower, all as determined in accordance with GAAP, consistently applied.
“Borrowing Date” means a date on which a Libor Loan is made hereunder.
“Business Day” means (a) with respect to any borrowing, payment or rate selection of Libor Loans, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois and on which dealings in United States dollars are carried on in the London interbank market, and (b) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois.
“Capital Expenditures” means, as to any Person, any and all expenditures of such Person for fixed or capital assets, including, without limitation, the incurrence of Capitalized Lease Obligations, all as determined in accordance with GAAP, except that Capital Expenditures shall not include (i) expenditures for fixed or capital assets to the extent such expenditures are paid for or reimbursed from the proceeds of insurance, condemnation awards and other settlements in respect of lost, destroyed, damaged, condemned or stolen assets, (ii) expenditures for assets purchased substantially concurrently with the trade-in of existing assets to the extent of the trade-in credit thereof; and (iii) any incurrence of Indebtedness comprising the purchase price for the acquisition, whether by purchase, merger, consolidation or otherwise, by Borrower of the assets of, or the equity interest in, a Person or a division, line of business or other business unit of a Person engaged in a business of the type conducted by Borrower as of the date hereof or in a business reasonably related thereto.
“Capitalized Lease Obligations” means any amount payable with respect to any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which either (a) is required by GAAP to be reflected as a liability on the face of the balance sheet of the lessee thereunder, or (b) based on actual circumstances existing and ascertainable, either at the commencement of the term of such lease or at any subsequent time at which any property becomes subject thereto, can reasonably be anticipated to impose on such lessee substantially the same economic risks and burdens, having regard to such lessee’s obligations and the lessor’s rights thereunder both during and at the termination of such lease, as would be imposed on such lessee by any lease which is required to be so reflected or by the ownership of the leased property. For avoidance of doubt, prepaid leases shall not be deemed “Capital Lease Obligations” except to the extent required under GAAP.
“Cash Cost of Self-Insured Professional and General Liability” means the total cash expenditures associated with professional and general liability related settlements, legal fees and administration costs for the Facility.
“CERCLA” means the Comprehensive Environmental Release Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.
“Certificates” shall have the meaning ascribed to such term in Section 5.1(d)(7) hereof.
“CHAMPUS” means the Civilian Health and Medical Program of the Uniformed Service, a part of TRICARE, a medical benefits program supervised by the U.S. Department of Defense.
“Closing Date” means February 2, 2015.
“Closing Fee” shall have the meaning ascribed to such term in Section 2.12 hereof.
“CMS” means the Centers for Medicare and Medicaid Services of HHS and any Person succeeding to the functions thereof.
“Collateral” shall have the meaning ascribed to such term in Section 6.1 hereof.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” shall have the meaning ascribed to such term in Section 8.1(b) hereof.
“CON” shall have the meaning ascribed to such term in Section 10.1 hereof.
“Credit Party” means Borrower and each other Person that is or becomes primarily or secondarily liable for the Liabilities, whether as a principal, surety, guarantor, endorser or otherwise.
“Credit Termination Date” means the earlier of (i) the Stated Maturity Date, (ii) such other date on which the Term Loan Commitment shall terminate pursuant to Section 11.2 hereof, or (iii) such other date as is mutually agreed in writing between Borrower and Lender.
“Default” means an event, circumstance or condition which through the passage of time or the service of notice or both would (assuming no action is taken to cure the same) mature into an Event of Default.
“Default Rate” shall have the meaning ascribed to such term in Section 2.4 hereof.
“Deposit Accounts” means any deposit, securities, operating, lockbox, blocked or cash collateral account, together with any funds, instruments or other items credited to any such account from time to time, and all interest earned thereon.
“Duly Authorized Officer” means the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer and the Assistant Secretary of the sole member of Borrower.
“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement of even date herewith made by Borrower in favor of Lender, in form and substance acceptable to Lender, as the same may be amended or modified from time to time.
“Environmental Laws” means all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, including, without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; CERCLA; the Toxic Substance Act, 15 U.S.C. § 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. § 466 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; state and federal superlien and environmental cleanup programs; and U.S. Department of Transportation regulations.
“Environmental Notice” means any summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letters or other communication, written or oral to Borrower or any officer thereof, actual or threatened, from the United States Environmental Protection Agency or other federal, state or local agency or authority, or any other entity or individual, public or private, concerning any intentional or unintentional act or omission which involves Management of Hazardous Substances on or off the property of Borrower which could result in Borrower incurring a material liability or which could have a Material Adverse Effect, or the imposition of any Lien on property, or any alleged violation of or responsibility under Environmental Laws which could result in Borrower incurring a material liability or which could have a Material Adverse Effect, and, after due inquiry and investigation, any knowledge of any facts which could give rise to any of the foregoing.
“Equipment” means “equipment” as defined in the Code, including, without limitation, any and all of Borrower’s machinery, equipment, vehicles, fixtures, furniture, computers, appliances, tools, and other tangible personal property (other than Inventory), whether located on Borrower’s premises or located elsewhere, together with any and all accessions, parts and appurtenances thereto, whether presently owned or hereafter acquired by Borrower.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the regulations thereunder.
“ERISA Affiliate” means any corporation, trade or business, which together with Borrower would be treated as a single employer under Section 4001 of ERISA.
“Event of Default” shall have the meaning ascribed to such term in Section 11.1 hereof.
“Excluded Swap Obligation” means, with respect to any guarantor of the Liabilities, any Swap Obligation if, and to the extent that, the applicable guaranty or collateral pledge provided by such Person with respect to the Liabilities becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such applicable guaranty or pledge agreement or similar collateral document becomes effective with respect to such related Swap Obligation, but such exclusion shall only be effective for so long as it would otherwise be so impermissible.
“Facility” shall have the meaning ascribed to such term in the Recitals.
“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., as amended, and the rules and regulations thereunder.
“Financing Agreements” means any and all agreements, instruments, certificates and documents, including, without limitation, security agreements, loan agreements, notes, guarantees, keep well agreements, landlord waivers, mortgages, deeds of trust, subordination agreements, intercreditor agreements, pledges, powers of attorney, consents, assignments, collateral assignments, perfection certificates, interest rate protection agreements, reimbursement agreements, contracts, notices, leases, subordination and attornment agreement, collateral assignments of key man life insurance policies, financing statements and all other written matter (including, without limitation, this Agreement, the Term Note, the Mortgage, the Assignment of Rents and Leases, the Assignment of Membership Interests, the Environmental Indemnity Agreement, the Subordination of Management Agreement, the Certificates, each Hedging Agreement and any other Bank Product Agreement), in each case evidencing, securing or relating to the Term Loan and the Liabilities, whether heretofore, now, or hereafter executed by or on behalf of Borrower, any Affiliate, or any other Person, and delivered to or in favor of Lender, together with all agreements and documents referred to therein or contemplated thereby, as each may be amended, modified or supplemented from time to time.
“FIRREA” means the Financial Institutions Reform, Recovery And Enforcement Act of 1989, as amended from time to time.
“Fiscal Quarter” means the three (3) month period ending on March 31, June 30, September 30 and December 31 of each calendar year.
“Fiscal Year” means the twelve (12) month period commencing on January 1 and ending on December 31 of each calendar year.
“Fixed Charges” means, for any period of determination, the sum of, without duplication: (a) regularly scheduled payments of principal with respect to all Indebtedness for borrowed money; plus (b) cash interest expense of Borrower or Operator, as applicable for its Indebtedness that has been paid during such period (including, without limitation, interest attributable to issued and outstanding Letters of Credit); plus (c) Net Capital Expenditures; plus (d) cash rent expense that has been paid during such period; plus (e) dividends on stock; plus (f) cash paid income taxes of Borrower or Operator, as applicable, during such period, all of the foregoing as determined in accordance with GAAP, consistently applied.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable to the circumstances as of the date of determination.
“General Intangibles” means “general intangibles” as defined in the Code, including, without limitation, any and all general intangibles, choses in action, causes of action, rights to the payment of money (other than Accounts), and all other intangible personal property of Borrower of every kind and nature wherever located and whether currently owned or hereafter acquired by Borrower (other than Accounts), including, without limitation, corporate or other business records, inventions, designs, patents, patent applications, service marks, service mark applications, trademark applications, brand names, trade names, trademarks and all goodwill symbolized thereby and relating thereto, trade styles, trade secrets, registrations, domain names, websites, computer software, advertising materials, distributions on certificated and uncertificated securities, investment property, securities entitlements, goodwill, operational manuals, product formulas for industrial processes, blueprints, drawings, copyrights, copyright applications, rights and benefits under contracts, licenses, license agreements, permits, approvals, authorizations which are associated with the operation of Borrower’s business and granted by any Person, franchises, customer lists, deposit accounts, tax refunds, tax refund claims, and any letters of credit, guarantee claims, security interests or other security held by or granted to Borrower to secure payment by an Account Debtor of any of Borrower’s Accounts, and, to the maximum extent permitted by applicable Law, any recoveries or amounts received in connection with any litigation or settlement of any litigation.
“Governing Documents” shall have the meaning ascribed to such term in Section 9.14 hereof.
“Governmental Approvals” means, collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority to operate the Facility.
“Governmental Authority” means and includes any federal, state, commonwealth, District of Columbia, county, municipal, or other government and any political subdivision, department, commission, board, bureau, agency or instrumentality thereof, whether domestic or foreign.
“Hazardous Substances” means hazardous substances, materials, wastes, and waste constituents and reaction by-products, pesticides, oil and other petroleum products, and toxic substances, including, without limitation, asbestos and PCBs, as those terms are defined pursuant to Environmental Laws.
“Healthcare Laws” means all applicable Laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the operation of medical or senior housing facilities (such as, but not limited to, nursing homes, skilled nursing facilities, rehabilitation hospitals, intermediate care facilities, assisted living and adult care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state fraud and abuse laws, including, but not limited to the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.); (b) TRICARE; (c) CHAMPUS, (d) Medicare; (e) Medicaid; (f) HIPAA; (g) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (h) all laws, policies, procedures, permits, requirements, certifications, and regulations pursuant to which licenses, approvals and accreditation certificates are issued in order to operate medical, senior housing facilities, assisted living facilities, or skilled nursing facilities; and (i) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (i) as may be amended from time to time.
“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices, in each case in form and substance satisfactory to Lender, as the same may be amended or modified from time to time; provided, Borrower will only enter into any such Hedging Agreement with PrivateBank or another Lender reasonably approved by Lender.
“HHS” means the United States Department of Health and Human Services and any Person succeeding to the functions thereof.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.
“Indebtedness” with respect to any Person means, as of the date of determination thereof, (a) all of such Person’s indebtedness for borrowed money, (b) all indebtedness of such Person or any other Person secured by any Lien with respect to any property or asset owned or held by such Person, regardless whether the indebtedness secured thereby shall have been assumed by such Person or such Person has become liable for the payment thereof, (c) all Capitalized Lease Obligations of such Person and obligations or liabilities created or arising under conditional sale or other title retention agreement with respect to property used and/or acquired by Borrower even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property, (d) all unfunded pension fund obligations and liabilities, (e) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (f) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person, (g) deferred and/or accrued taxes and all unfunded pension fund obligations and liabilities, (h) all guarantees by such Person, or any undertaking by such Person to be liable for, the debts or obligations of any other Person, described in clauses (a) through (h), (i) any Stock of such Person, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to Financial Accounting Standards Board Issuance No. 150 or otherwise, and (j) all Bank Product Obligations of such Person.
“Indemnified Liabilities” shall have the meaning ascribed to such term in Section 12.16 hereof.
“Indemnified Parties” shall have the meaning ascribed to such term in Section 12.16 hereof.
“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).
“Inventory” means “inventory” as defined in the Code, including, without limitation, any and all inventory and goods of Borrower, wheresoever located, whether now owned or hereafter acquired by Borrower, which are held for sale or lease, furnished under any contract of service or held as raw materials, work-in-process or supplies, and all materials used or consumed in Borrower’s business, and shall include such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by Borrower.
“Laws” means, collectively, all federal, state, commonwealth and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or presidential authority in the applicable jurisdiction and Healthcare Laws and Environmental Laws, now or hereafter in effect, and in each case as amended or supplemented from time to time.
“Lease Agreement” means that certain Lease Agreement dated February 1, 2015, by Borrower, as landlord, and Operator, as tenant, as it may be modified, amended or restated from time to time.
“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Borrower holds any leased real property.
“Lender Parties” shall have the meaning ascribed to such term in Section 12.23 hereof.
“Liabilities” means any and all of Borrower’s Indebtedness, liabilities and obligations, to Lender under this Agreement (whether relating to the Term Loan or otherwise and including, without limitation, all of Borrower’s Bank Product Obligations) or each Hedging Agreement (but excluding any Excluded Swap Obligation), the Term Note, and any and all other Financing Agreements to which Borrower is a party, and any refinancings, substitutions, extensions, renewals, replacements and modifications for or of any or all of the forgoing, of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, absolute, fixed or otherwise (including, without limitation, payments of or for principal, interest, default interest, reimbursement obligations, interest rate hedging obligations, fees, costs, expenses, and/or indemnification, and obligations of performance, and the Closing Fee, any other fee due or payable to Lender in connection with any Financing Agreement, and all Bank Product Obligations, and any interest that accrues after commencement of any insolvency or bankruptcy proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such insolvency or bankruptcy proceeding) and whether arising or existing under written agreement, oral agreement, or by operation of law, including, without limitation, all of Borrower’s Indebtedness, liabilities and obligations to Lender under this Agreement (whether relating to the Term Loan or otherwise and including, without limitation, all of Borrower’s Bank Product Obligations) or each Hedging Agreement and any and all other Financing Agreements to which Borrower is a party, and any refinancings, substitutions, extensions, renewals, replacements and modifications for or of any or all of the foregoing; provided, however, that, with respect to any guarantor of the Liabilities, the Liabilities shall not include any Excluded Swap Obligation in respect of such Person.
“Libor Base Rate” means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant Libor Loan and for a period equal to the Libor Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Libor Interest Period (or three (3) Business Days prior to the commencement of such Libor Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by Lender in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the Libor Base Rate is otherwise determined by Lender in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Libor Interest Period. Lender’s determination of the Libor Base Rate shall be conclusive, absent manifest error.
“Libor Interest Period” means, with respect to any Libor Loan, successive one (1) month periods; provided, however, that: (a) each Libor Interest Period occurring after the initial Libor Interest Period of any Libor Loan shall commence on the day on which the preceding Libor Interest Period for such Libor Loan expires, with interest for such day to be calculated at the Libor Rate in effect for the new Libor Interest Period; (b) whenever the last day of any Libor Interest Period would otherwise occur on a day other than a Business Day, the last day of such Libor Interest Period shall be extended to occur on the next succeeding Business Day; (c) whenever the first day of any Libor Interest Period occurs on a date for which there is no numerically corresponding date in the month in which such Libor Interest Period terminates, such Libor Interest Period shall end on the last day of such month, unless such day is not a Business Day, in which case the Libor Interest Period shall terminate on the first Business Day of the following month, provided, further, that so long as the Libor Rollover remains in effect, all subsequent Libor Interest Periods shall terminate on the date of the month numerically corresponding to the date on which the initial Libor Interest Period commenced; and (d) if at any time the Libor Interest Period for a Libor Loan expires less than one month before the Stated Maturity Date, such Libor Loan shall automatically renew at the then current Libor Rate for a Libor Interest Period terminating on the Stated Maturity Date.
“Libor Loan” means a Loan which bears interest at a Libor Rate.
“Libor Rate” means, with respect to a Libor Loan for the relevant Libor Interest Period, the sum of the Libor Base Rate applicable to that Libor Interest Period, plus the Applicable Libor Margin, subject to Section 2.4.
“Libor Rollover” means that each Libor Loan shall automatically renew for the Libor Interest Period at the then current Libor Rate, except that a Libor Interest Period for a Libor Loan shall not automatically renew with respect to any principal amount which is scheduled to be repaid before the last day of the applicable Libor Interest Period, and any such amounts shall bear interest at the Base Rate plus the Applicable Base Rate Margin, until repaid.
“Licenses” shall have the meaning ascribed to such term in Section 10.1 hereof
“Lien” means any lien, security interest, mortgage, pledge, hypothecation, collateral assignment, or other charge, encumbrance or preferential arrangement, including, without limitation, the retained security title of a conditional vendor or lessor.
“Loan Account” shall have the meaning ascribed to such term in Section 2.2 hereof.
“Manage” or “Management” means to generate, handle, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, release, threaten to release or abandon Hazardous Substances.
“Management Agreement” means that certain Management Agreement dated as of January 27, 2015, between Manager and Operator for the operation and management of the Facility.
“Manager” means Diversicare Management Services Co., a Tennessee corporation.
“Material Adverse Change” or “Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, any of the following: (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, business or properties of the Credit Parties, taken as a whole, (b) a material adverse change in, or a material adverse effect upon, the rights and remedies of Lender under any Financing Agreement or the ability of the Credit Parties, taken as a whole, to perform their payment or other obligations under any Financing Agreement to which they are parties, (c) a material adverse change in, or a material adverse effect upon, the legality, validity or enforceability of any Financing Agreement, (d) a material adverse change in, or a material adverse effect upon, the existence, perfection or priority of any security interest granted in any Financing Agreement or the value of any material Collateral not resulting from any action or inaction by Lender, or (e) any liability of the Credit Parties, or any one or more of them, in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) in the aggregate as a result the final adjudication of one or more violations of any Healthcare Law which remains unpaid for a period of thirty (30) days, unless such liability is being contested or appealed by appropriate proceedings and Borrower has established appropriate reserves adequate for payment in the event such appeal or contest is ultimately unsuccessful, provided further that in the event such contest or appeal is ultimately unsuccessful, Borrower shall pay the assessment no later than the deadline set forth by the applicable agency.
“Maximum Term Facility” means an amount equal to Five Million and No/100 Dollars ($5,000,000.00).
“Medicaid” mean collectively all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the health insurance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396, et seq.), together with all applicable provisions of all rules, regulations, manuals, final orders and administrative, reimbursement and other applicable guidelines of all governmental authorities, including HHS, CMS or the Office of the Inspector General of HHS, or any Person succeeding to the functions of any of the foregoing (whether or not having the force of law).
“Medicare” mean collectively all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § 1395, et seq.), together with all applicable provisions of all rules, regulations, manuals, final orders and administrative, reimbursement and other applicable guidelines of all governmental authorities, including HHS, CMS or the Office of the Inspector General of HHS, or any Person succeeding to the functions of any of the foregoing (whether or not having the force of law).
“Mortgage” means that certain Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated of even date herewith made by Borrower to and for the benefit of Lender, granting and conveying to Lender a first mortgage Lien on the Real Property, as the same may be amended, restated, supplemented or modified from time to time.
“Multiemployer Plan” shall have the meaning ascribed to such term in Section 7.18 hereof.
“Net Capital Expenditures” means Capital Expenditures minus the sum of (a) any financing used in connection with such expenditures (including, without limitation, any financing of capital improvements provided by a landlord and recovered through rental payments), and (b) amounts actually incurred in connection with Capital Expenditures made in connection with the Facility.
“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, the Department of the Treasury pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of or by the Office of Foreign Asset Control, the Department of the Treasury or pursuant to any other applicable Executive Orders, as such lists may be amended or supplemented from time to time.
“Operator” means Diversicare of Glasgow, LLC, a Delaware limited liability company.
“Operator EBITDAR” means with respect to Operator, for any period of determination, the net earnings of Operator (without duplication or double-counting) from the Facility (measured after taking into account the greater of (i) the actual management fees paid during such period and (ii) an imputed management fee of five percent (5%) of Operator’s total revenue derived from the operation of the Facility) before nonrecurring items (in accordance with GAAP and as reasonably agreed to by Lender), interest, taxes, depreciation, and amortization (including amortized transaction expense) and rent payments, all as determined in accordance with GAAP, consistently applied.
“Operator Fixed Charge Coverage Ratio” means, on any date of determination, the ratio of (a) Adjusted Operator EBITDAR for the period of twelve (12) consecutive months then ended, to (b) Fixed Charges, for Operator, all as determined in accordance with GAAP, consistently applied.
“Parent” means Diversicare Healthcare Services, Inc. (f/k/a Advocat Inc.), a Delaware corporation.
“Parent EBITDA” means with respect to Parent, for any period of determination, the net earnings of Parent (without duplication or double-counting) from all of its properties before nonrecurring items (in accordance with GAAP and as reasonably agreed to by Lender), interest, taxes, depreciation, and amortization (including amortized transaction expense), all as determined in accordance with GAAP, consistently applied.
“Parent Fixed Charge Coverage Ratio” means, on any date of determination, the ratio of (a) Adjusted Parent EBITDA for the period of twelve (12) consecutive months then ended, to (b) Fixed Charges, for Parent, all as determined in accordance with GAAP, consistently applied.
“Participant” shall have the meaning ascribed to such term in Section 12.15(c) hereof.
“Patriot Act” shall have the meaning ascribed to such term in Section 8.16 hereof.
“Payment In Full” means (a) the indefeasible payment in full in cash of all Loans and other Liabilities, other than contingent indemnification obligations for which no claims have been asserted, and (b) the termination of the Term Loan Commitment in accordance with the terms and conditions hereof.
“PBGC” shall have the meaning ascribed to such term in Section 7.18 hereof.
“Permitted Liens” shall have the meaning ascribed to such term in Section 9.1 hereof.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).
“Plan” shall have the meaning ascribed to such term in Section 7.18 hereof.
“Prohibited Transaction” shall have the meaning ascribed to such term in ERISA.
“Real Property” shall have the meaning ascribed to such term in the Recitals.
“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment, as “environment” is defined in CERCLA.
“Released Parties” shall have the meaning ascribed to such term in Section 12.23 hereof.
“Releasing Parties” shall have the meaning ascribed to such term in Section 12.23 hereof.
“Respond” or “Response” means any action taken pursuant to Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate or assess the Release of a Hazardous Substance.
“Restricted Agreements” means, collectively, the Lease, the Management Agreement, each agreement, document or instrument entered into in connection with (directly or indirectly) Borrower Cash Management Program, the Acquisition Documents, and any other agreement, document or instrument between or among the Credit Parties and any agreement, document or instrument pertaining to (directly or indirectly) any of the foregoing.
“Restrictions” shall have the meaning ascribed to such term in Section 10.2 hereof.
“Seller” means Barren County Health Care Center, Inc., a Kentucky corporation.
“Service Fee” shall have the meaning ascribed to such term in Section 8.9 hereof.
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability, but shall not include incurred but not reported professional liability claims.
“Stated Maturity Date” means August 1, 2016.
“Stock” shall mean all certificated and uncertificated shares, stock, options, warrants, general or limited partnership interests, membership interests or units, limited liability company interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11‑1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).
“Subordinated Debt” means any and all Indebtedness owing by Borrower to a third party that has been subordinated to the Liabilities in writing on terms and conditions satisfactory to Lender in its sole and absolute discretion.
“Subordination Agreement” means, collectively, any subordination agreements entered into from time to time by holders of Subordinated Debt and Lender, each in form and substance satisfactory to Lender in its sole and absolute discretion, each as the same may be modified, supplemented, amended or restated from time to time.
“Subordination of Management Agreement” means that certain Subordination of Management Agreement of even date herewith made by the Manager in favor of Lender, in form and substance reasonable satisfactory to Lender, as the same may be modified, restated, supplemented or amended from time to time in accordance with the terms thereof.
“Subsidiary” means, with respect to any Person, (i) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (ii) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person has an equity interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner, managing member or manager or may exercise the powers of a general partner, managing member or manager.
“Swap Obligation” means any Hedging Agreement or related obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Tax Code” shall have the meaning ascribed to such term in Section 7.18 hereof.
“Taxes” shall have the meaning ascribed to such term in Section 3.2 hereof.
“Tenant” means any tenant, resident or occupant under any Lease.
“Term Loan” shall have the meaning ascribed to such term in the Recitals.
“Term Note” shall have the meaning ascribed to such term in Section 2.1 hereof.
“Term Loan Commitment” means Lender’s commitment to make the Term Loan under this Agreement.
“TRICARE” means the medical program for active duty members, qualified family members, CHAMPUS eligible retirees and their family members and survivors, of all uniformed services.
“Uniform Commercial Code” or “UCC” or “Code” means the Uniform Commercial Code as the same may, from to time, be in effect in the State of Illinois; provided, however, that if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, the term “Uniform Commercial Code” or “UCC” or “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement or the other Financing Agreements relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further that, to the extent that the Uniform Commercial Code of a particular jurisdiction is used to define a term herein or in any Financing Agreement and such term is defined differently in different Articles or Divisions of such Uniform Commercial Code, then the definition of such term contained in Article or Division 9 of such Uniform Commercial Code shall control.
1.2    Interpretation.
(a)    All accounting terms used in this Agreement or the other Financing Agreements shall have, unless otherwise specifically provided herein or therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, however, that all financial covenants and calculations in the Financing Agreements shall be made in accordance with GAAP as in effect on the Closing Date unless Borrower and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. Unless otherwise specified, references in this Agreement or any of the attachments hereto or appendices hereof to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all exhibits attached hereto, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such exhibit.
(b)    Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Financing Agreements) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Financing Agreement refers to the knowledge (or an analogous phrase) of Borrower, except as otherwise expressly provided for herein, such words are intended to signify that a Duly Authorized Officer of Borrower has actual knowledge or awareness of a particular fact or circumstance or that a prudent individual in the position of such Duly Authorized Officer of Borrower, would reasonably be expected to have known or been aware of such fact or circumstance in the course of performing his or her duties.
2.    TERM LOAN COMMITMENT; INTEREST; FEES.
2.1    Term Loan. On the terms and subject to the conditions set forth in this Agreement, and provided there does not then exist a Default or an Event of Default, Lender agrees to make in U.S. Dollars the Term Loan in one advance to Borrower on the Closing Date in the amount of the Maximum Term Facility. Any amounts paid or applied to the principal balance of the Term Loan (whether by mandatory prepayment or otherwise) may not be reborrowed hereunder.
(c)    The advance to Borrower under this Section 2.1 shall be deposited, in immediately available funds, in Borrower’s demand deposit account with Lender, or in such other account as Borrower designates in writing with Lender’s approval.
(d)    The Term Loan shall be evidenced by a separate Term Note (hereinafter, as the same may be amended, restated, modified or supplemented from time to time, and together with any renewals or extensions thereof or exchanges or substitutions therefor, called the “Term Note”), duly executed and delivered by Borrower, substantially in the form set forth in Exhibit B attached hereto, with appropriate insertions, dated the Closing Date, payable to the order of Lender, in the principal amount equal to the Maximum Term Facility. THE PROVISIONS OF THE TERM NOTE NOTWITHSTANDING, THE TERM LOAN THEN OUTSTANDING SHALL BECOME IMMEDIATELY DUE AND PAYABLE ON UPON THE EARLIEST TO OCCUR OF (X) STATED MATURITY DATE; (Y) THE ACCELERATION OF THE LIABILITIES PURSUANT TO SECTION 11.2 HEREOF; AND (Z) TERMINATION OF THIS AGREEMENT (WHETHER BY PREPAYMENT OR OTHERWISE) IN ACCORDANCE WITH ITS TERMS.
(e)    Accrued interest on the Term Loan shall be due and payable and shall be made by Borrower to Lender in accordance with Section 2.5 hereof. Monthly interest payments on the Term Loan shall be computed using the interest rate(s) then in effect and based on the outstanding principal balance of the Term Loan. Upon maturity, the outstanding principal balance of the Term Loan shall be immediately due and payable, together with any remaining accrued interest thereon.
2.2    Borrower’s Loan Account. Lender shall maintain a loan account (the “Loan Account”) on its books for Borrower in which shall be recorded (a) the Term Loan made by Lender to Borrower pursuant to this Agreement, (b) all payments made by Borrower on the Term Loan, and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with Lender’s customary accounting practices as in effect from time to time. Borrower promises to pay the amount reflected as owing by Borrower under its Loan Account and all of its other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement. Notwithstanding the foregoing, the failure so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect Borrower’s obligations under this Agreement or under the Term Note to repay the outstanding principal amount of the Term Loan together with all interest accruing thereon.
2.3    Statements. The Term Loan to Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by Lender in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as Lender shall have rendered to Borrower written statements of account as provided herein, the balance in the Loan Account, as set forth on Lender’s most recent computer printout, shall be rebuttably presumptive evidence of the amounts due and owing Lender by Borrower. From time to time Lender shall render to Borrower a statement setting forth the balance of the Loan Account, including principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be presumed correct and binding upon Borrower.
2.4    Interest. Borrower agrees to pay to Lender interest on the daily outstanding principal balance of that portion of the Libor Loan at the Libor Rate (or, if and as applicable in accordance with Sections 2.9(b), 2.9(c) or 2.9(f) hereof, at the Base Rate from time to time in effect, plus the Applicable Base Rate Margin); provided, however, for all purposes of this Agreement, under no circumstances at any time shall the sum of the Base Rate plus the Applicable Base Rate Margin be less than four and three-quarters percent (4.75%) per annum; provided, further, that immediately following the occurrence and during the continuance of an Event of Default, and notwithstanding any other provisions of this Agreement to the contrary, unless Lender otherwise waives in writing, Borrower agrees to pay to Lender, interest on the outstanding principal balance of the Loan at the per annum rate of two percent (2%) plus the rate otherwise payable hereunder with respect to the Loan (the “Default Rate”). Accrued interest on that portion of the Mortgage Loan that is a Libor Loan shall be payable on the last day of the Libor Interest Period relating to such Libor Loan, upon a prepayment of such loan and at maturity, commencing with the first such last day of the initial Libor Interest Period. If at any time applicable in accordance with Sections 2.9(b), 2.9(c) or 2.9(f) hereof, accrued interest on each Base Rate Loan shall be payable on the first calendar day of each month and at maturity. Monthly interest payments on the Mortgage Loan shall be computed using the interest rate then in effect and based on the outstanding principal balance of the applicable Loan. Upon maturity, the outstanding principal balance of the Mortgage Loan shall be immediately due and payable, together with any remaining accrued interest thereon. All accrued interest shall be computed on the basis of a year of three hundred sixty days (360) for the actual number of days elapsed. If any payment of principal of, or interest on, the Term Note falls due on a day that is not a Business Day, then such due date shall be extended to the next following Business Day, and additional interest shall accrue and be payable for the period of such extension. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.5    Method for Making Payments. All payments of principal, interest, fees and costs and expenses (including, without limitation, pursuant to Section 12.2) hereunder shall be paid by automatic debit from Borrower’s concentration account, wire transfer, check or in coin or currency which, at the time or times of payment, is the legal tender for public and private debts in the United States of America and shall be made at such place as Lender may from time to time appoint or direct in the payment invoice or otherwise in writing, and in the absence of such appointment or direction, then, not later than 1:00 p.m. (Chicago time) on the date of payment, at the offices of Lender at 120 South LaSalle Street, Chicago, Illinois 60603, Attn: Commercial Loan Department. Payment made by check shall be deemed paid on the date two Business Days after Lender receives such check; provided, however, that if such check is subsequently returned to Lender unpaid due to insufficient funds or otherwise, the payment shall not be deemed to have been made and shall continue to bear interest until collected. If at any time requested by Borrower (including via electronic transmission), principal, interest, fees and costs and expenses (including, without limitation, pursuant to Section 12.2) hereunder owed to Lender from time to time will be deducted by Lender automatically on the due date or date declared due from Borrower’s concentration account with Lender. Borrower shall maintain sufficient funds in the account on the dates Lender enters debits authorized hereby. If there are insufficient funds in the concentration account on the date Lender enters any debit authorized hereby, the debit will be reversed. Borrower may terminate this direct debit arrangement at any time by sending written notice to Lender at the address specified above. Notwithstanding the foregoing in this Section, Borrower hereby irrevocably authorizes and instructs Lender after the occurrence and during the continuance of any Default or Event of Default to direct debit any of Borrower’s operating accounts with Lender for all principal, interest, costs, and any and all fees, costs and expenses due hereunder or pursuant hereto with respect to the Term Loan and the Liabilities (including, without limitation, reasonable attorneys’ fees). Payments made after 1:00 p.m. (Chicago time) shall be deemed to have been made on the next succeeding Business Day.
2.6    Term of this Agreement. Borrower shall have the right to terminate this Agreement (subject to survival of Sections 12.9 and 12.16 and any other term hereof surviving by its terms hereof) following prepayment of all of the Liabilities as provided under Section 2.10 hereof; provided, however, that (a) all of Lender’s rights and remedies under this Agreement, and (b) the Liens created under Section 6.1 hereof and under any of the other Financing Agreements, shall survive such termination until Payment in Full. In addition, the Liabilities may be accelerated as set forth in Section 11.2 hereof. Upon the effective date of termination, all of the Liabilities shall become immediately due and payable on a joint and several basis without notice or demand. Notwithstanding any termination, until Payment in Full, Lender shall be entitled to retain its Liens in and to all existing and future Collateral.
2.7    Optional Prepayment of Loan. Borrower may, at its option, permanently prepay, at any time during the term of this Agreement the Term Loan or any portion thereof but in minimum amounts of no less than Five Hundred Thousand and No/100 Dollars ($500,000.00), subject to the following condition: not less than ten (10) days prior to the date upon which Borrower desires to make any such prepayment, Borrower shall deliver to Lender a written notice of its intention to prepay all or such portion of the Term Loan, which notice shall be revocable (provided, that any and all costs or expenses incurred or suffered by Lender as a result of the revocation of notice by Borrower shall be borne solely by Borrower) and state the amount of the prepayment and the prepayment date.
2.8    Limitation on Charges. It being the intent of the parties that the rate of interest and all other charges to Borrower be lawful, if for any reason the payment of a portion of the interest or other charges otherwise required to be paid under this Agreement would exceed the limit which Lender may lawfully charge Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amounts in excess of such limit shall have been paid, then such amounts shall at the sole option of Lender either be refunded to Borrower or credited to the principal amount of the Liabilities (or any combination of the foregoing) so that under no circumstances shall the interest or other charges required to be paid by Borrower hereunder exceed the maximum rate allowed by applicable Laws, and Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any such excess interest.
2.9    Libor Loan Specific Items. (a) If any payment of a Libor Loan occurs on a date that is not the last day of the applicable Libor Interest Period, whether because of acceleration, prepayment or otherwise, or a Libor Loan is not made on the date specified by Borrower, Borrower shall on demand indemnify Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Libor Loan.
(b)    If Lender determines that maintenance of any of its Libor Loans would violate any applicable law, rule, regulation or directive of any government or any division, agency, body or department thereof, whether or not having the force of law, Lender may suspend the availability of the Libor Base Rate and require any Libor Loans outstanding to be promptly converted to a Base Rate Loan subject to Borrower’s compliance with clause (c) below; or if Lender determines that (i) deposits of a type or maturity appropriate to match fund Libor Loans are not available, Lender may suspend the availability of the Libor Base Rate after the date of any such determination, or (ii) the Libor Base Rate does not accurately reflect the cost of making a Libor Loan, then, Lender may, at its option, suspend the availability of the Libor Base Rate after the date of any such determination (and thereafter charge interest on the Mortgage Loan at the Base Rate from time to time in effect, plus the Applicable Base Rate Margin) or permit (solely in the case of clause (ii)) Borrower to pay Lender for any increased cost it may incur.
(c)    If: (i) Lender reasonably determines (which determination shall be binding and conclusive on Borrower) that by reason of circumstances affecting the interlender Libor Base Rate market adequate and reasonable means do not exist for ascertaining the applicable Libor Base Rate; or (ii) the Libor Base Rate as determined by Lender will not adequately and fairly reflect the cost to Lender of maintaining or funding Libor Loans for such Libor Interest Period or that the making or funding of Libor Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Lender materially affects such loans; then Lender shall promptly notify Borrower thereof and, so long as such circumstances shall continue, on the last day of the current Libor Interest Period for each Libor Loan, such loan shall, unless then repaid in full, automatically thereafter be charged interest at the Base Rate from time to time in effect, plus the Applicable Base Rate Margin.
(d)    Borrower hereby agrees that upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to Lender), Borrower will indemnify Lender against any net loss or expense which Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain any Libor Loan), as reasonably determined by Lender, as a result of (i) any payment, conversion or prepayment of any Libor Loan of Lender on a date other than the last day of a Libor Interest Period for such loan, or (ii) any failure of any Borrower to borrow, convert or continue any portion of the Mortgage Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to Lender pursuant to this Agreement shall be deemed to be irrevocable.
(e)    Lender may, if it so elects, fulfill its commitment as to any Libor Loan by causing a foreign branch or Affiliate of Lender to make such loan; provided that in such event for the purposes of this Agreement such loan shall be deemed to have been made by Lender and the obligation of Borrower to repay such loan shall nevertheless be to Lender and shall be deemed held by it, to the extent of such loan, for the account of such branch or Affiliate.
(f)    If any applicable law or regulation, or any interpretation thereof by any court or any governmental or other regulatory body charged with the administration thereof, should make it unlawful for Lender to make, maintain or fund any Libor Loan, then the obligation of Lender to make, convert into or continue such Libor Loan shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and on the last day of the current Libor Interest Period for such Libor Loan (or, in any event, if Lender so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), the Libor Loans shall, unless then paid in full in cash, automatically convert to Base Rate Loans.
2.10    Setoff. (a) Borrower agrees that Lender has all rights of setoff and banker’s liens provided by applicable law. Borrower agrees that, if at any time (i) any amount owing by it under this Agreement or any Financing Agreement is then due and payable to Lender, or (ii) or an Event of Default shall have occurred and be continuing, then Lender, in its sole discretion, may set off against and apply to the payment of any and all Liabilities, any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter with Lender.
(b)    Without limitation of Section 2.10(a) hereof, Borrower agrees that, upon and after the occurrence of any Event of Default, Lender is hereby authorized, at any time and from time to time, without prior notice to Borrower (provided, however, prior to an Event of Default Lender shall use reasonable efforts to provide notice of any such action within a reasonable time thereafter but Lender shall not be liable for any failure to provide such notice), (i) to set off against and to appropriate and apply to the payment of any and all Liabilities any and all amounts which Lender is obligated to pay over to Borrower (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, to deposit such amounts with Lender as Collateral to secure such Liabilities and to dishonor any and all checks and other items drawn against any deposits so held as Lender in its sole discretion may elect.
(c)    The rights of Lender under this Section 2.10 are in addition to all other rights and remedies which Lender may otherwise have in equity or at law.
2.11    Termination of Term Loan Commitment. On the date on which the Term Loan Commitment terminates pursuant to Section 11.2 hereof, the Term Loan and other Liabilities shall become immediately due and payable, without presentment, demand or notice of any kind.
2.12    Closing Fee. On the Closing Date, Borrower shall pay to Lender a one-time closing fee of Twenty-Five Thousand and No/100 Dollars ($25,000.00) in immediately available funds, which fee shall be nonrefundable and deemed fully earned as of such date (“Closing Fee”).
2.13    Late Charge. If any installment of principal or interest due hereunder shall become overdue for five (5) days after the date when due, Borrower shall pay to Lender on demand a “late charge” of five cents ($.05) for each dollar so overdue in order to defray part of the increased cost of collection occasioned by any such late payment, as liquidated damages and not as a penalty.
2.14    Mandatory Prepayments. Upon receipt by Borrower of the proceeds of any (a) Asset Disposition, or (b) sale or issuance of any Stock of Borrower (excluding (i) any issuance of Stock pursuant to any employee, officer or director option program or agreement, benefit plan or compensation program or agreement, or (ii) any issuance of Stock pursuant to the exercise of options or warrants, or (iiii) any issuance in connection with any dividend reinvestment plan or direct stock purchase plan, if applicable), in each case, Borrower shall prepay the outstanding principal amount of the Liabilities in an amount equal to one hundred percent (100%) of the cash proceeds of such transaction net of (A) the direct reasonably and actually incurred costs relating thereto, such as sales commissions and legal, accounting and investment banking fees and out-of-pocket costs, and (B) taxes paid or reasonably estimated by Borrower to be payable as a result thereof. Nothing contained in this Section 2.14 shall be construed to permit Borrower to consummate any transaction in violation of any other provision contained in this Agreement, including, without limitation, Section 9.6 hereof.
3.    CHANGE IN CIRCUMSTANCES.
3.1    Yield Protection. If, after the date of this Agreement (for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all guidelines and regulations adopted in connection therewith are deemed to have been adopted after the date hereof), the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof, or the compliance of Lender therewith, or Regulation D of the Board of Governors of the Federal Reserve System,
(a)    subjects Lender to any tax, duty, charge or withholding on or from payments due from Borrower (excluding taxation of the overall net income or receipts of Lender or any branch profits taxes), or changes the basis of taxation of payments to Lender in respect of the Term Loan or other amounts due it hereunder, or
(b)    imposes, modifies, or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender (other than reserves and assessments taken into account in determining the interest rate applicable to Libor Loans), or
(c)    imposes any other condition the result of which is to increase the cost to Lender of making, funding or maintaining advances or reduces any amount receivable by Lender in connection with advances, or requires Lender to make any payment calculated by reference to the amount of advances held or interest received by it, by an amount deemed material by Lender, or
(d)    affects the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender and Lender determines the amount of capital required is increased by or based upon the existence of this Agreement or its obligation to make the Term Loan hereunder or of commitments of this type, then, within three (3) Business Days of demand by Lender, Borrower agrees to pay Lender that portion of such increased expense incurred (including, in the case of clause (d), any reduction in the rate of return on capital to an amount below that which it could have achieved but for such law, rule, regulation, policy, guideline or directive and after taking into account Lender’s policies as to capital adequacy) or reduction in an amount received which Lender determines is attributable to making, funding and maintaining the Term Loan.
3.2    Taxes. All payments by Borrower under this Agreement shall be made free and clear of, and without deduction for, any present or future income, excise, stamp or other taxes, fees, levies, duties, withholdings or other charges of any nature whatsoever, now or hereafter imposed by any taxing authority, other than franchise taxes and taxes imposed on or measured by Lender’s net income or receipts or branch profits taxes (such non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrower shall:
(a)    pay directly to the relevant authority the full amount required to be so withheld or deducted;
(b)    promptly forward to Lender an official receipt or other documentation satisfactory to Lender evidencing such payment to such authority; and
(c)    pay to Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Lender will equal the full amount Lender would have received had no such withholding or deduction been required.
Moreover, if any Taxes are directly asserted against Lender with respect to any payment received by Lender hereunder, Lender may pay such Taxes and Borrower agrees to promptly pay such additional amounts (including, without limitation, any penalties, interest or expenses) as is necessary in order that the net amount received by Lender after the payment of such Taxes (including, without limitation, any Taxes on such additional amount) shall equal the amount Lender would have received had not such Taxes been asserted.
The provisions of and undertakings of Borrower set out in this Section 3.2 shall survive the satisfaction and payment of the Liabilities of Borrower and the termination of this Agreement.
3.3    Funding Indemnification. If any payment of a Libor Loan occurs on a date that is not the last day of the applicable Libor Interest Period, whether because of acceleration, prepayment, or otherwise, or a Libor Loan is not made on the date specified by Borrower, Borrower shall indemnify Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Libor Loan.
3.4    Lender Statements. Lender shall deliver a written statement to Borrower as to the amount due, if any, under Sections 3.1, 3.2 or 3.3 hereof. Such written statement shall set forth in reasonable detail the calculations upon which Lender determined such amount and shall be final, conclusive and binding on Borrower in the absence of demonstrable error. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by Borrower of the written statement.
3.5    Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Libor Interest Period: (a) Lender reasonably determines, which determination shall be binding and conclusive on Borrower, that by reason of circumstances affecting the interbank Libor Base market adequate and reasonable means do not exist for ascertaining the applicable Libor Base Rate; or (b) Lender reasonably determines that the Libor Base Rate will not adequately and fairly reflect the cost to Lender of maintaining or funding the Term Loan or any portion thereof for such Libor Interest Period, or that the making or funding of Libor Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Lender adversely affects such loan, then, in either case, so long as such circumstances shall continue: (i) Lender shall not be under any obligation to make, maintain, convert into or continue Libor Loans and (ii) on the last day of the then current Libor Interest Period for each Libor Loan, each such loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each affected Lender shall promptly give Borrower written notice of any determination made by it under this Section accompanied by a statement setting forth in reasonable detail the basis of such determination.
3.6    Illegality. If any applicable law or regulation, or any interpretation thereof by any court or any governmental or other regulatory body charged with the administration thereof, should make it unlawful for Lender or its lending office to make, maintain or fund any Libor Loan, then the obligation of Lender to make, convert into or continue such Libor Loan shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and on the last day of the current Libor Interest Period for such Libor Loan (or, in any event, if Lender so request, on such earlier date as may be required by the relevant law, regulation or interpretation), the Libor Loans shall, unless then repaid in full, automatically convert to Base Rate Loans.
3.7    Right of Lender to Fund through Other Offices. Lender may, if it so elects, fulfill its commitment as to any Libor Loan by causing a foreign branch or Affiliate of Lender to make such loan; provided that such election shall not increase the costs to Borrower hereunder and that in such event for the purposes of this Agreement such loan shall be deemed to have been made by Lender and the obligation of Borrower to repay such loan shall nevertheless be to Lender and shall be deemed held by it, to the extent of such loan, for the account of such branch or Affiliate.
3.8    Discretion of Lender as to Manner of Funding; No Match Funding. Notwithstanding any provision of this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of its portion of the Term Loan in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if Lender had actually funded and maintained each Libor Loan during each Libor Interest Period for such loan through the purchase of deposits having a maturity corresponding to such Libor Interest Period and bearing an interest rate equal to the Libor Rate for such Libor Interest Period.
3.9    Further Documentation; Loss of Note. If any further documentation or information is (a) required by Lender or any prospective transferee in connection with selling, transferring, delivering, assigning, or granting a participation in the Term Loan (or transferring the servicing of the Term Loan), or (b) deemed necessary or appropriate by Lender to correct patent mistakes in the Financing Agreements, Borrower shall provide, or cause to be provided to Lender, and, in the case of (b), unless such patent mistake is due to the gross negligence, willful misconduct or illegal activity of Lender at Borrower’s cost and expense, such documentation or information as Lender or any prospective transferee may reasonably request. Upon notice from Lender of the loss, theft, or destruction of the Term Note and upon receipt of indemnity reasonably satisfactory to Borrower from the applicable Lender, or in the case of mutilation of the Term Note, upon surrender of the mutilated Term Note, Borrower shall promptly make and deliver a new promissory note of like tenor in lieu of the then to be superseded Term Note.
4.    ATTORNEY-IN-FACT.
4.1    Appointment of Lender as Borrower’s Attorney-in-Fact. Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and all Persons designated by Lender in writing to Borrower) as Borrower’s true and lawful attorney-in-fact, and authorizes Lender, in Borrower’s or Lender’s name, after an Event of Default has occurred and is continuing to do the following: (a) at any time, (i) endorse Borrower’s name upon any items of payment or proceeds thereof and deposit the same in Lender’s account on account of Borrower’s Liabilities, and (ii) do all other acts and things which are necessary, in Lender’s reasonable discretion, to fulfill Borrower’s obligations under this Agreement. Borrower hereby ratifies and approves all acts under such power of attorney and neither Lender nor any other Person acting as Borrower’s attorney hereunder will be liable for any acts or omissions or for any error of judgment or mistake of fact or law made in good faith except as result of its gross negligence, willful misconduct or illegal activity as finally determined in a non-appealable judicial proceeding. The appointment of Lender (and any of Lender’s officers, employees or agents designated by Lender) as Borrower’s attorney, and each and every one of Lender’s rights and powers, being coupled with an interest, are irrevocable until all of the Liabilities have been fully repaid and this Agreement shall have expired or been terminated in accordance with the terms hereunder. Without restricting the generality of the foregoing, after an Event of Default has occurred and is continuing, Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution in the Real Property to advance funds in excess of the face amount of the Term Note, to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Collateral; to execute all applications and certificates in the name of Borrower prosecute and defend all actions or proceedings in connection with the Collateral (including any Leases pertaining to Real Property); and to do any and every act which Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.
5.    CONDITIONS OF LOAN.
5.1    Conditions to Loan. Notwithstanding any other term or provision contained in this Agreement, Lender’s obligation to make the Term Loan hereunder is subject to the satisfaction of each of the following conditions precedent:
(a)    No Default. Neither a Default nor an Event of Default shall have occurred or be in existence.
(b)    Representations and Warranties. All of the representations and warranties contained in the Financing Agreements to which Borrower is a party and in this Agreement (including, without limitation, those set forth in Section 7 hereof), are true and correct.
(c)    Fees and Expenses. Borrower shall have paid all fees owed to Lender and reimburse Lender for all costs, disbursements, fees and expenses due and payable hereunder on or before the Closing Date, including, without limitation, all fees and costs identified in Section 12.2(a) hereof.
(d)    Documents. Lender shall have received all of the following, each duly executed and delivered and dated the Closing Date, or such earlier date as shall be satisfactory to Lender, each in form and substance reasonably satisfactory to Lender in its sole determination:
(1)    Financing Agreements. This Agreement, the Term Note, the Mortgage, the Assignment of Rents and Leases, the Assignment of Membership Interests, the Environmental Indemnity Agreement, the Subordination of Management Agreement, and such other Financing Agreements as Lender may require.
(2)    Resolutions; Incumbency and Signatures. Copies of resolutions of the Board of Directors of the sole member of Borrower, authorizing or ratifying the execution, delivery and performance by Borrower of this Agreement, the Financing Agreements to which Borrower is a party and any other document provided for herein or therein to be executed by Borrower, certified by a Duly Authorized Officer. A certificate of a Duly Authorized Officer certifying the names of the officers of Borrower authorized to make a borrowing request and sign this Agreement and the Financing Agreements to which Borrower is a party, together with a sample of the true signature of each such officer; Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.
(3)    Consents. Certified copies of all documents evidencing any necessary consents and governmental approvals, if any, with respect to this Agreement, the Financing Agreements, and any other documents provided for herein or therein to be executed by Borrower.
(4)    Opinions of Counsel. An opinion of Harwell Howard Hyne Gabbert & Manner, the legal counsel to Borrower, and a local counsel opinion in the jurisdiction where the Facility is located with respect to the Mortgage, each in form and substance reasonably satisfactory to Lender.
(5)    Certain Restricted Agreements. Correct and complete copies of the fully executed Lease, the Management Agreement, the Acquisition Documents, the skilled nursing home license of Borrower, and any other Restricted Agreement, together with all applicable amendments thereto.
(6)    Financial Condition Certificate. A Financial Condition Certificate, in form and substance reasonably satisfactory to Lender, signed on behalf of Borrower by a Duly Authorized Officer of Borrower.
(7)    Governing Documents and Good Standings. Lender shall have received (i) copies, certified as correct and complete by the state of organization of Borrower, of the certificate of incorporation, certificate of formation or certificate of limited liability partnership, as applicable, of Borrower, with any amendments to any of the foregoing, (ii) copies, certified as correct and complete by an authorized officer, member or partner of Borrower, of all other documents necessary for performance of the obligations of Borrower under this Agreement and the other Financing Agreements, and (iii) certificates of good standing for Borrower, Operator and Manager issued by the state of organization of Borrower, Operator and Manager and certificates of authority to do business by the commonwealth in which the Facility is located for each of Borrower and Manager (such certificates set forth in (i) through (iii), the “Certificates”).
(8)    UCC Financing Statements; Termination Statements; UCC Searches. A UCC Financing Statement naming Borrower as debtor and Lender as secured party with respect to the Collateral, together with such UCC termination statements necessary to release all Liens (other than Permitted Liens) and other rights in favor of any Person in any of the Collateral except Lender, and other documents as Lender deems necessary or appropriate, shall have been filed in all jurisdictions that Lender deems necessary or advisable. UCC tax, lien, bankruptcy, pending suit and judgment searches for Borrower and each dated a date reasonably near to the Closing Date in all jurisdictions deemed necessary by Lender, the results of which shall be satisfactory to Lender in its sole and absolute determination.
(9)    Insurance Certificates. Certificates from Borrower’s insurance carriers evidencing that all required insurance coverage is in effect, each designating Lender as an additional insured and “lender’s loss payee” thereunder (and any reasonably required endorsements thereof).
(10)    Certificate of Occupancy. To the extent available, a true and complete copy of the certificate of occupancy with respect to the Facility.
(11)    Environmental Assessment. A Phase I environmental report of the Real Property addressed to Lender prepared by an environmental audit firm reasonably acceptable to Lender, the form and results of which shall be satisfactory to Lender in its sole and absolute determination.
(12)    Title Insurance. A title insurance policy in the form of ALTA Form Mortgagee Title Insurance Policy shall be issued by an insurer (reasonably acceptable to Lender) in favor of Lender for the Real Property. The title insurance policy shall contain such endorsements as deemed appropriate by Lender that are available in the commonwealth where the Real Property is located. Copies of all documents of record concerning the Real Property as identified on the commitment for the ALTA Policy referred to above.
(13)    Survey. An ALTA plat of survey shall be prepared on the Real Property (certified to the 2011 ALTA standards).
(14)    Appraisal. An Appraisal prepared by an independent appraiser of the Real Property engaged by Lender, which appraisal shall satisfy the requirements of the FIRREA, if applicable, and shall evidence compliance with the supervisory loan-to-value limits set forth in the Federal Deposit Insurance Corporation Improvement Act of 1991 (including a loan-to-value ratio on a “stabilized value” not to exceed 80%). Such appraisal (and the results thereof) shall be satisfactory to Lender in its sole and absolute determination.
(15)    Flood Insurance. A flood insurance policy concerning the Real Property, reasonably satisfactory to Lender, as required by the Flood Disaster Protection Act of 1973.
(16)    Property Condition Report. A Property Condition Report for the Real Property, the form, substance and results of which shall be satisfactory to Lender in its sole and absolute determination.
(17)    Operating Agreement. Correct and complete certified copy of the duly executed Limited Liability Company Agreement of Borrower, as amended.
(18)    Other. Lender shall have received, in form and substance reasonably satisfactory to Lender, all certificates, orders, authorities, consents, affidavits, schedules, instruments, agreements, financing statements, and other documents which are provided for hereunder or under or in connection with any Financing Agreement, which Lender may reasonably request on or prior to the Closing Date.
(e)    Field Examinations. At Lender’s sole option, Lender shall have completed its field examinations of Borrower’s books and records, assets, and operations which examinations will be satisfactory to Lender in its sole and absolute discretion.
(f)    Certificate. Lender shall have received a certificate signed on behalf of Borrower by a Duly Authorized Officer and dated the Closing Date certifying satisfaction of the conditions specified in this Section 5.
(g)    Closing Fee. Borrower shall have paid Lender the Closing Fee.
(h)    Bank Meetings. Borrower’s senior management shall have made themselves and Borrower’s facilities reasonably available (through scheduled bank meetings, company visits, or other venues) to Lender and its representatives.
(i)    Acquisition Agreement. The closing of the transaction contemplated by the Acquisition Agreement (including all material conditions precedent thereto, including, without limitation, the obtaining of any and all consents and approvals) shall occur in accordance with its terms concurrently with the transactions contemplated by this Agreement.
(j)    Solvency. On the Closing Date, Borrower is Solvent.
(k)    No Material Adverse Change. No Material Adverse Change, as reasonably determined by Lender, in the business, assets, liabilities, properties, condition (financial or otherwise), prospects or results of operations of Borrower shall have occurred from December 31, 2014, through the Closing Date.
(l)    Litigation. There shall not have been instituted or threatened any litigation or proceeding in any court or administrative forum to which Borrower is, or is threatened to be, a party which has, or is reasonably likely to result in, a Material Adverse Change.
6.    COLLATERAL.
6.1    Security Interest. As security for the prompt and complete payment and performance of all of the Liabilities when due or declared due, Borrower hereby grants, pledges, conveys and transfers to Lender a continuing security interest in and to all of Borrower’s right, title and interest in and to the following property and interests in property, whether now owned or existing or hereafter owned, arising or acquired, and wheresoever located (collectively, the “Collateral”): (a) all of Borrower’s accounts receivable, including, without limitation, Accounts and Health-Care-Insurance Receivables (each as defined in the Code), (b) all of Borrower’s General Intangibles, including, without limitation, General Intangibles related to accounts receivable and money; (c) all of Borrower’s Deposit Accounts and other deposit accounts (general or special) with, and credits and other claims against Lender or any other financial institution with which Borrower maintains deposits, including without limitation, any and all lease deposit accounts with Lender; (d) all of Borrower’s contracts, licenses, chattel paper, instruments, notes, letters of credit, contract rights, bills of lading, warehouse receipts, shipping documents, permits, tax refunds, documents and documents of title, and all of Borrower’s Tangible Chattel Paper, Documents, Electronic Chattel Paper, Letter-of-Credit Rights, letters of credit, Software, Supporting Obligations, Payment Intangibles, and Goods (each as defined in the Code); (e) all of Borrower’s Inventory and Equipment and motor vehicles and trucks; (f) all of Borrower’s monies, and any and all other property and interests in property of Borrower, including, without limitation, Investment Property, Instruments, Security Entitlements, Uncertificated Securities, Certificated Securities, Chattel Paper, and Financial Assets (each as defined in the Code), now or hereafter coming into the actual possession, custody or control of Lender or any agent or Affiliate thereof in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise), and, independent of and in addition to Lender’s rights of setoff (which Borrower acknowledges), the balance of any account or any amount that may be owing from time to time by Lender to Borrower; (g) all insurance proceeds of or relating to any of the foregoing property and interests in property, and any key man life insurance policy covering the life of any officer or employee of Borrower; (h) all proceeds and profits derived from the operation of Borrower’s business; (i) all of Borrower’s books and records, computer printouts, manuals and correspondence relating to any of the foregoing and to Borrower’s business; and (j) all accessions, improvements and additions to, substitutions for, and replacements, products, profits and proceeds of any of the foregoing.
6.2    Preservation of Collateral and Perfection of Security Interests Therein. Borrower agrees that it shall execute and deliver to Lender, concurrently with the execution of this Agreement, and promptly at any time or times hereafter at the reasonable request of Lender instruments and documents as Lender may reasonably request, in a form and substance satisfactory to Lender, to establish, create, perfect and keep perfected the Liens in the Collateral or to otherwise protect and preserve the Collateral and Lender’s Liens therein (including, without limitation, if and as applicable, financing statements, and Borrower shall pay the cost of filing or recording the same in all public offices deemed necessary by Lender). If Borrower fails to do so, Lender is authorized to file such financing statements. Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.
6.3    Loss of Value of Collateral. Borrower agrees to immediately notify Lender of any material loss or depreciation in the value of the Collateral or any portion thereof.
6.4    Right to File Financing Statements. Notwithstanding anything to the contrary contained herein, Lender may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral as “all assets” or in particular and which contain any other information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower. Borrower agrees to furnish any such information to Lender promptly upon request. Any such financing statements, continuation statements or amendments may be signed (if at any time required) by Lender on behalf of Borrower and may be filed at any time with or without signature and in any jurisdiction as reasonably determined by Lender. Lender agrees to use its reasonable efforts to notify Borrower of Lender taking any such action provided in this Section; provided, however, Borrower agrees that the failure of Lender to so notify Borrower for any reason shall not in any way invalidate the actions taken by Lender pursuant to this Section.
6.5    Third Party Agreements. Borrower shall at any time and from time to time take such steps as Lender may reasonably require for Lender: (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to Lender, of any third party having possession of any of the Collateral that the third party holds for the benefit of Lender, (ii) to obtain “control” (as defined in the Code) of any Investment Property, Deposit Accounts, Letter of Credit Rights or Electronic Chattel Paper (each as defined in the Code), with any agreements establishing control to be in form and substance reasonably satisfactory to Lender, and (iii) otherwise to ensure the continued perfection and priority of Lender’s security interest in any of the Collateral and of the preservation of its rights therein.
6.6    All Loans One Obligation. All Liabilities of Borrower under this Agreement and each of the Financing Agreements, are cross-collateralized and cross-defaulted. Payment of all sums and indebtedness to be paid by Borrower to Lender under this Agreement shall be secured by, among other things, the Financing Agreements. All loans or advances made to Borrower under this Agreement shall constitute one Loan, and all of Borrower’s Liabilities and other liabilities of Borrower to Lender shall constitute one general obligation secured by Lender’s Lien on all of the Collateral of Borrower and by all other liens heretofor, now, or at any time or times granted to Lender to secure the Term Loan and other Liabilities. Borrower agrees that all of the rights of Lender set forth in this Agreement shall apply to any amendment, restatement or modification of, or supplement to, this Agreement, any supplements or exhibits hereto and the Financing Agreements, unless otherwise agreed in writing by Lender.
6.7    Commercial Tort Claim. If Borrower shall at any time hereafter acquire a Commercial Tort Claim (as defined in the Code), Borrower shall promptly notify Lender of same in a writing signed by Borrower (describing such claim in reasonable detail) and grant to Lender in such writing (at the sole cost and expense of Borrower) a continuing, first-priority security interest therein (subject only to the Permitted Liens) and in the proceeds thereof, with such writing to be in form and substance satisfactory to Lender in its sole and absolute determination.
7.    REPRESENTATIONS AND WARRANTIES.
Borrower represents and warrants to Lender that as of the date of this Agreement, and continuing as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:
7.1    Existence. Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation. Borrower is duly (a) qualified and in good standing as a foreign corporation or foreign limited liability company and (b) authorized to do business in each jurisdiction where such qualification is required because of the nature of its activities or properties. Borrower has all requisite power to carry on its business as now being conducted and as proposed to be conducted.
7.2    Company Authority. The execution and delivery by Borrower of this Agreement and all of the other Financing Agreements to which Borrower is a party and the performance of its obligations hereunder and thereunder: (i) are within its powers; (ii) are duly authorized by the board of directors, manager or members of Borrower, each as applicable; and (iii) are not in contravention of the terms of its operating agreement, bylaws, or of an indenture, agreement or undertaking to which it is a party or by which it or any of its property is bound. The execution and delivery by Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of its obligations hereunder and thereunder: (i) do not require any governmental consent, registration or approval; (ii) do not contravene any contractual or governmental restriction binding upon it; and (iii) will not, except in favor of Lender, result in the imposition of any Lien upon any property of Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which it is a party or by which it or any of its property may be bound or affected. Borrower is not bound by any contractual obligation, or subject to any restriction in any organizational document, that could reasonably be expected to have a Material Adverse Effect. This Agreement and all of the other Financing Agreements to which Borrower is a party have been duly executed.
7.3    Binding Effect. This Agreement and all of the other Financing Agreements to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights and remedies generally.
7.4    Financial Data.
(a)    All income statements, balance sheets, cash flow statements, statements of operations, and other financial data which have been or shall hereafter be furnished to Lender for the purposes of or in connection with this Agreement do and will present fairly in all material respects in accordance with GAAP, consistently applied, the financial condition of Borrower as of the dates thereof and the results of its operations for the period(s) covered thereby. The foregoing notwithstanding all unaudited financial statements furnished or to be furnished to Lender by or on behalf of Borrower are not and will not be prepared in accordance with GAAP to the extent that such financial statements (a) are subject to cost report and other year-end audit adjustments, (b) do not contain footnotes, (c) were prepared without physical inventories, (d) are not restated for subsequent events, (e) may not contain a statement of construction in process, and (f) may not fully reflect the following liabilities: (i) vacation, holiday and similar accruals, (ii) liabilities payable in connection with workers’ compensation claims, (iii) liabilities payable to any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) maintained by Borrower or its affiliates on account of Borrower’s employees, (iv) federal, state and local income or franchise taxes and (v) bonuses payable to certain employees (collectively, the “GAAP Exceptions”).
(b)    Since December 31, 2014, there has been no Material Adverse Change with respect to Borrower.
7.5    Collateral. Except for the Permitted Liens, all of Borrower’s assets and property (including, without limitation, the Collateral) is and will continue to be owned by Borrower (except for items of Inventory disposed of in the ordinary course of business and sales of Equipment being replaced in the ordinary course of business, or as a result of casualty loss or condemnation, with other Equipment with a value equal to or greater than the Equipment being sold), has been fully paid for and is free and clear of all Liens. No financing statement or other document similar in effect covering all or any part of the Collateral is on file in any recording or filing office, other than those identifying Lender as the secured creditor or except for Permitted Liens. The organizational number assigned by the Secretary of State of Borrower’s state of incorporation or formation, as applicable, is 5623793, as also identified on the UCC Financing Statement filed in connection with this Agreement.
7.6    Solvency. Borrower is Solvent. Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any Financing Agreement, or by completion of the transactions contemplated hereunder or thereunder.
7.7    Principal Place of Business; State of Organization. As of the Closing Date, (a) the principal place of business and chief executive office of Borrower is 1621 Galleria Boulevard, Brentwood, Tennessee 37027, and (b) Borrower’s state of incorporation or formation is the State of Delaware. The books and records of Borrower are at the principal place of business and chief executive office of Borrower.
7.8    Other Names. As of the Closing Date Borrower is not using, and shall not thereafter use, any name (including, without limitation, any trade name, trade style, assumed name, division name or any similar name).
7.9    Tax Liabilities. Borrower has filed all material federal, state and local tax reports and returns required by any law or regulation to be filed by it, except for extensions duly obtained, and taxes that are being contested in good faith by appropriate proceedings duly conducted, and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.
7.10    Loans. Borrower is not obligated on any loans or other Indebtedness (except for the Lease Agreement).
7.11    Margin Securities. No part of the proceeds of the Term Loan will be used, and whether immediately, incidentally or ultimately, for any purposes that violates or results in directly or indirectly, a violation of Regulations U, T or X of the Board of Governors of the Federal Reserve System (assuming, in the case of Regulation T, that no broker-dealer or other “creditor” as defined in Regulation T extends or maintains credit to Borrower under this Agreement). Borrower does not own any margin securities and the Term Loan advanced hereunder will not be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.
7.12    Litigation and Proceedings. As of the Closing Date, no judgments are outstanding against Borrower that could be an Event of Default under clause (e) of Section 11.1, nor is there as of such date pending, or to the best of Borrower’s knowledge, threatened as of the Closing Date, except as shown on Schedule 7.12, any (i) litigation, suit, action or contested claim (other than a personal injury tort claim), or federal, state or municipal governmental proceeding, by or against Borrower or any of its property which if adversely determined could have a Material Adverse Effect, or (ii) any tort claim for personal injury, including death, against Borrower as to which (a) litigation has been instituted and is pending or (b) or a request for medical records has been made upon Borrower by an attorney for the claimant.
7.13    Other Agreements. Borrower is not in default under or in breach of any agreement, contract, lease, or commitment to which it is a party or by which it is bound which could reasonably be expected to have a Material Adverse Effect. Borrower does not know of any dispute regarding any agreement, contract, instrument, lease or commitment to which it is a party which could reasonably be expected to have a Material Adverse Effect.
7.14    Compliance with Laws and Regulations. The execution and delivery by Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of Borrower’s obligations hereunder and thereunder are not in contravention of any applicable law, rule or regulation. Borrower has obtained all licenses, authorizations, approvals, licenses and permits necessary in connection with the operation of its business, except to the extent the failure to obtain any of the foregoing could reasonably be expected to not result in a Material Adverse Effect. Borrower is in compliance with all laws, orders, rules, regulations and ordinances of all federal, foreign, state and local governmental authorities applicable to it and its business, operations, property, and assets, except to the extent any such non-compliance could reasonably be expected to not result in a Material Adverse Effect.
7.15    Intellectual Property. As of the Closing Date, Borrower does not own or otherwise possess any material Intellectual Property. To Borrower’s best knowledge, none of its Intellectual Property infringes on the rights of any other Person; provided that the name “Diversicare” is shared in Canada with various Diversicare entities that were sold in 2004.
7.16    Environmental Matters. Borrower has not Managed Hazardous Substances on or off the Real Property other than in compliance with applicable Environmental Laws, except to the extent any such non-compliance could reasonably be expected to not result in a Material Adverse Effect. Borrower has complied in all material respects with applicable Environmental Laws regarding transfer, construction on and operation of its business and the Real Property, including, but not limited to, notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, and Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of its business or the Real Property. Borrower does not have any contingent liability with respect to the Management of any Hazardous Substance that could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, Borrower has not received any Environmental Notice that could reasonably be expected to result in a Material Adverse Effect.
7.17    Disclosure. As of the Closing Date, none of the representations or warranties made by Borrower herein or in any Financing Agreement to which Borrower is a party and no other written information provided or statements made by Borrower or its representatives to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Closing Date, Borrower has disclosed to Lender all facts of which Borrower has knowledge which might result in a Material Adverse Effect either prior or subsequent to the consummation of the transactions contemplated hereby or which, to Borrower’s knowledge, at any time hereafter might reasonably be expected to result in a Material Adverse Effect.
7.18    Pension Related Matters. Each employee pension plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA and to which Borrower or any ERISA Affiliate has or had any obligation to contribute (a “Multiemployer Plan”)) maintained by Borrower or any of its ERISA Affiliates to which Title IV of ERISA applies and (a) which is maintained for employees of Borrower or any of its ERISA Affiliates or (b) to which Borrower or any of its ERISA Affiliates made, or was required to make, contributions at any time within the preceding five (5) years (a “Plan”), complies, and is administered in accordance, with its terms and all material applicable requirements of ERISA and of the Internal Revenue Code of 1986, as amended, and any successor statute thereto (the “Tax Code”), and with all material applicable rulings and regulations issued under the provisions of ERISA and the Tax Code setting forth those requirements. No “Reportable Event” or “Prohibited Transaction” (as each is defined in ERISA) or withdrawal from a Multiemployer Plan caused by Borrower has occurred and no funding deficiency described in Section 302 of ERISA caused by Borrower exists with respect to any Plan or Multiemployer Plan which could have a Material Adverse Effect. Borrower and each ERISA Affiliate has satisfied all of their respective funding standards applicable to such Plans and Multiemployer Plans under Section 302 of ERISA and Section 412 of the Tax Code and the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA (“PBGC”) has not instituted any proceedings, and there exists no event or condition caused by Borrower which would reasonably be expected to constitute grounds for the institution of proceedings by PBGC, to terminate any Plan or Multiemployer Plan under Section 4042 of ERISA which could have a Material Adverse Effect.
7.19    Perfected Security Interests. The Lien in favor of Lender provided pursuant to Section 6.1 hereof is a valid and perfected first priority security interest in the Collateral (subject only to the Permitted Liens), and all filings and other actions necessary to perfect such Lien have been or will be duly taken.
7.20    Broker’s Fees. Borrower does not have any obligation to any Person in respect of any finder’s, brokers or similar fee in connection with the Term Loan or this Agreement.
7.21    Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
7.22    Offenses and Penalties Under the Medicare/Medicaid Programs. As of the Closing Date, Neither Borrower nor any employee of Borrower is currently, to the best knowledge of Borrower, after due inquiry, under investigation or prosecution for, nor has Borrower or, to the best knowledge of Borrower, after due inquiry, any current employee of Borrower been convicted of: (a) any offense related to the delivery of an item or service under the Medicare or Medicaid programs; (b) a criminal offense related to neglect or abuse of patients in connection with the delivery of a health care item or service; (c) fraud, theft, embezzlement or other financial misconduct; (d) the obstruction of an investigation of any crime referred to in subsections (a) through (c) of this Section; or (e) unlawful manufacture, distribution, prescription, or dispensing of a controlled substance. As of the Closing Date, Neither Borrower nor, to the best knowledge of Borrower, after due inquiry, any current employee of Borrower has been required to pay any civil money penalty under applicable laws regarding false, fraudulent or impermissible claims or payments to induce a reduction or limitation of health care services to beneficiaries of any state or federal health care program, nor, to the best knowledge of Borrower, after due inquiry, is Borrower and/or to the best knowledge of Borrower, after due inquiry, any current employee of Borrower currently the subject of any investigation or proceeding that may result in such payment.
7.23    Medicaid/Medicare. Neither Borrower nor any Affiliate of Borrower nor any current officer or director of the foregoing has engaged in any of the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under Medicare or Medicaid; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under Medicare or Medicaid; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under Medicare or Medicaid on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; or (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration: (A) in return for referring any individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid; or (B) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole in part by Medicare or Medicaid.
7.24    USA Patriot Act. Neither Borrower nor any of its Affiliates is identified in any list of known or suspected terrorists published by any United States government agency (collectively, as such lists may be amended or supplemented from time to time, referred to as the “Blocked Persons Lists”) including, without limitation, (a) the annex to Executive Order 13224 issued on September 23, 2001, and (b) the Specially Designated Nationals List published by the Office of Foreign Assets Control. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
7.25    Absence of Foreign or Enemy Status. Neither Borrower nor any Affiliate of Borrower is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), as amended. Neither Borrower nor any Affiliate of Borrower is in violation of, nor will the use of the Term Loan violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).
7.26    Acquisition. Borrower has delivered true, correct and complete copies of the fully-signed Acquisition Documents to Lender on or prior to the Closing Date. On the Closing Date and concurrently with the making of the Term Loan hereunder, the Acquisition will have been consummated in accordance with the terms of the Acquisition Documents and in accordance in all material respects with all applicable laws. As of the Closing Date, to Borrower’s knowledge, the Seller is not in default or breach of or under the Acquisition Documents to which Seller is a party. All consents and approvals of, and filings and registrations with, and all other actions by, any Governmental Authority and (except where the failure to obtain or make the same could not reasonably be expected to have an adverse effect on the Acquisition or any portion thereof or a Material Adverse Effect) to the best of Borrower’s knowledge each other Person required in order to make or consummate the Acquisition have been obtained, given, filed or taken and are or will be in full force and effect.
7.27    Labor Matters. There are no strikes or other labor disputes or grievances pending or, to the knowledge of Borrower, threatened against Borrower. All payments due from Borrower on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on its books. The consummation of the transactions contemplated by the Financing Agreements will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower is a party or by which it is bound.
7.28    Government Contracts. Borrower is not a party to any contract or agreement (including, but not limited to, any Lease) that requires Borrower to comply with the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or, to the best of Borrower’s knowledge, any similar state or local law.
7.29    OFAC. Neither Borrower, nor any beneficial owner of Borrower, is currently listed on the OFAC Lists. Neither Borrower nor, to the best knowledge of Borrower, its Affiliates, are in violation of (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.
7.30    Leases. As of the Closing Date, there are no Leases as to which Borrower is the lessee.
7.31    Title to Property. Except as could not reasonably be expected to have a Material Adverse Effect, Borrower owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear of all Liens (except for Permitted Liens), and except for minor defects in title that do not interfere with in any material respect with the ability of Borrower to conduct its business as currently conducted or utilize such properties and assets for their intended purposes.
7.32    Management Fees. The management fees payable by Operator to Manager pursuant to the Management Agreement is entirely used to cover and pay for actually incurred, ordinary course costs and does not include any amount of profit.
7.33    FCPA. Neither Borrower nor any of its Subsidiaries nor, to knowledge of Borrower, any director, manager, officer, agent, employee or other Person acting on behalf of Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption law, and Borrower has instituted and maintains policies and procedures designed to ensure continued compliance therewith.
8.    AFFIRMATIVE COVENANTS.
Borrower covenants and agrees on a joint and several basis with Lender that, as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:
8.1    Reports, Certificates and Other Information. Borrower shall deliver to Lender:
(a)    Financial Statements. On or before (i) the forty-fifth (45th) day after the end of each calendar month during the first (1st), second (2nd) and third (3rd) Fiscal Quarters of each Fiscal Year, (ii) the seventy-fifth (75th) day after the end of the calendar month ending the Borrower’s final Fiscal Quarter, and (iii) the thirtieth (30th) day after the end of each calendar month, a copy of the internally prepared consolidated monthly financial statement of Borrower and Operator, prepared in conformity with GAAP, signed on behalf of Borrower and Operator by Duly Authorized Officers and consisting of balance sheets and statements of income and cash flow for such period, including without limitation schedules thereto breaking out the financials for the Facility, as at the close of such calendar month and statements of earnings for such calendar month and for the period from the beginning of such Fiscal Year to the close of such calendar month, each of which must be in form, scope and substance reasonably satisfactory to Lender.
(b)    Compliance Certificates. On or before the forty-fifth (45th) day after each Fiscal Quarter, a duly completed compliance certificate with appropriate insertions (a “Compliance Certificate”), dated the date of such annual financial statement or such Fiscal Quarter and signed on behalf of Borrower by a Duly Authorized Officer, which Compliance Certificate shall state that no Default or Event of Default has occurred and is continuing, or, if there is any such event, describes it and the steps, if any, being taken to cure it. Each Compliance Certificate shall contain a computation of, and show compliance with, each of the financial ratios and restrictions set forth in Section 9.12 hereof (each such computation and calculation to be in form and substance acceptable to Lender), and each Compliance Certificate must otherwise be in form, scope and substance reasonably satisfactory to Lender.
(c)    Real Estate Taxes. As paid, evidence of timely payment of real estate taxes owed on the Real Property.
(d)    Notice of Default, Regulatory Matters, Litigation Matters or Adverse Change in Business. Forthwith upon learning of the occurrence of any of the following, written notice thereof which describes the same and the steps being taken by Borrower with respect thereto: (i) the occurrence of a Default or an Event of Default; (ii) the institution or threatened institution of, or any adverse determination in, any litigation (other than a personal injury tort claim), arbitration proceeding or governmental proceeding in which any injunctive relief or money damages is sought which if adversely determined could have a Material Adverse Effect; (iii) the receipt of any notice from any governmental agency concerning any violation or potential violation of any regulations, rules or laws applicable to Borrower which could have a Material Adverse Effect; or (iv) any Material Adverse Change. With regard to personal injury tort claims, upon request by Lender, Borrower shall review with Lender the occurrence of any personal injury or other action which could reasonably give rise to a personal injury tort claim against Borrower as to which (i) litigation has been instituted and is pending or (ii) a request for medical records has been made upon Borrower by an attorney for the claimant.
(e)    Insurance Reports. (i) At any time after a Default and upon the request of Lender, a certificate signed by a Duly Authorized Officer that summarizes the property, casualty, liability and malpractice insurance policies carried by Borrower, and (ii) written notification of any material change in any such insurance by Borrower within five (5) Business Days after receipt of any notice (whether formal or informal) of such change by any of its insurers.
(f)    Operating Budget. No later than thirty (30) days after the end of each Fiscal Year, a copy of Borrower’s Fiscal Year operating budget.
(g)    Affiliate Transactions. Upon Lender’s reasonable request from time to time, a reasonably detailed description of each of the material transactions between Borrower and any of its Affiliates during the time period reasonably requested by Lender, which shall include, without limitation, the amount of money either paid or received, as applicable, by Borrower in such transactions.
(h)    Interim Reports. Promptly upon receipt thereof, copies of any reports submitted to Borrower by the independent accountants in connection with any interim audit of the books of any such Person and copies of each management control letter provided to Borrower by independent accountants.
(i)    Reports to the SEC. Upon Lender’s reasonable request from time to time, copies of any and all regular, annual, periodic or special reports of Borrower or any Affiliate thereof filed with the Securities and Exchange Commission (“SEC”); copies of any and all registration statements of Borrower or any Affiliate thereof filed with the SEC; and copies of any and all proxy statements or other written communications made to security holders generally.
(j)    Other Information. Such other information, certificates, schedules, exhibits or documents (financial or otherwise) concerning Borrower and its operations, business, properties, condition or otherwise as Lender may reasonably request from time to time.
8.2    Inspection; Audit Fees. Borrower shall keep proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and shall permit (at the expense of Borrower provided Borrower shall be responsible for such reasonable expenses no more than one (1) time per year unless an Event of Default has occurred and is continuing), representatives of Lender or any Person appointed by Lender to visit and inspect the Facility, to examine and make abstracts or copies from any of its books and records (in each case excluding patient medical records and other records to the extent confidential or where such examination is prohibited under applicable Laws, including without limitation HIPAA), to conduct a collateral audit and analysis of its Inventory and Accounts and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants as often as may reasonably be desired. In the absence of an Event of Default, Lender shall give Borrower commercially reasonable prior written notice of such exercise; provided, no notice shall be required during the existence and continuance of any Event of Default. All such costs, expenses and fees incurred or charged by Lender under this Section 8.2 shall bear interest at the Default Rate and shall be additional Liabilities of Borrower to Lender, secured by the Collateral, if not promptly paid upon the request of Lender.
8.3    Conduct of Business. Borrower shall maintain its corporate existence, shall maintain in full force and effect all licenses, permits, authorizations, bonds, franchises, leases, patents, trademarks and other Intellectual Property, contracts and other rights necessary to the conduct of its business, shall continue in, and limit its operations to, the same general line of business as that currently conducted and shall comply with all applicable laws (including, without limitation, Healthcare Laws and Environmental Laws), orders, regulations and ordinances of all federal, foreign, state and local governmental authorities, except to the extent any such non-compliance could reasonably be expected to result in a Material Adverse Effect. Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of Borrower, in accordance with GAAP (subject, however, to the GAAP Exceptions), consistently applied.
8.4    Claims and Taxes. Borrower agrees to pay or cause to be paid all license fees, bonding premiums and related taxes and charges and shall pay or cause to be paid all of Borrower’s real and personal property taxes, assessments and charges and all of Borrower’s franchise, income, unemployment, payroll, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against Borrower, or payable by Borrower, at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to its property, provided that Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if (a) Borrower establishes adequate reserves to cover such contested taxes, assessments or charges, and (b) such contest does not have a Material Adverse Effect.
8.5    State of Incorporation or Formation. Borrower’s state of incorporation or formation, as applicable, shall remain Borrower’s state of incorporation or formation, as applicable, unless: (a) Borrower provides Lender with at least thirty (30) days prior written notice of any proposed change, (b) no Event of Default then exists or will exist immediately after such proposed change, and (c) Borrower provides Lender with, at Borrower’s sole cost and expense, such financing statements, and such other agreements and documents as Lender shall reasonably request in connection therewith.
8.6    Liability Insurance. Borrower shall (or shall cause Operator to) maintain, at its or Operator’s expense, general liability and professional insurance through commercial insurance in such amounts and with such deductibles consistent with its past practices, and shall deliver to Lender the original (or a certified) copy of each policy of insurance and evidence of the payment of all premiums therefor. Such policies of insurance shall contain an endorsement showing Lender as additional insured thereunder to the general liability coverage and, where such an endorsement is available from Borrower’s or Operator’s carrier at commercially affordable rates, to the professional liability coverage. Borrower (or Operator) has in place and will maintain general liability and professional liability insurance with single limit coverage of One Million and No/100 Dollars ($1,000,000.00) per occurrence and Three Million and No/100 Dollars ($3,000,000.00) aggregate. Borrower shall provide Lender, (a) on an annual basis, information from its insurance representative, insurance carrier or from comparable insurance carriers regarding availability of insurance and (b) with respect to the insurance policies contemplated by this Section 8.6 and those certain insurance policies contemplated by Section 8.7 below, prompt (but in any event, within five (5) Business Days of any such occurrence) written notice of any alteration or cancellation of such insurance policy. Lender acknowledges that professional liability insurance coverage may from time to time be unavailable generally in the nursing home industry at commercially affordable rates. In the event that at any time the professional liability insurance coverage required under Section 8.6 is not generally available to operators of similar healthcare facilities to that of the Facility in the market area in which the Facility is located at commercially affordable rates and on commercially reasonable terms and conditions, then Borrower (or Operator) may obtain in place thereof to cover the risk either or a combination of (i) professional liability insurance limits and coverages that are generally available to operators of similar healthcare facilities to that of the Facility in the market area in which the Facility is located at commercially affordable rates and on commercially reasonable terms and conditions, and/or (ii) a security deposit, self-insurance by Borrower, the establishment of a loss reserve to be funded by Borrower and held by Lender, captive insurance program or other alternative containing commercially reasonable terms and conditions. Prior to making any such switch, Borrower shall be obligated to provide Lender with supporting evidence from its (or Operator’s) insurance broker or carrier demonstrating the existence of the conditions set forth herein permitting Borrower (or Operator) to do so. At such time as the professional liability insurance coverages required under Section 8.6 are available at commercially affordable rates and on commercially reasonable terms and conditions, then Borrower (or Operator) shall immediately purchase and provide Lender with evidence of professional liability insurance coverage necessary to meet the requirements of this Section 8.6. In the event that, as a result of the professional liability coverage not being available as provided herein, the general liability insurance coverage required herein is also not available at commercially affordable rates and on commercially reasonable terms and conditions, then the provisions of this Section 8.6 shall likewise apply to and include the general liability coverage required herein.
8.7    Property and Other Insurance. Borrower shall, at its expense, keep and maintain its assets material to the Business of Borrower insured against (i) loss or damage by fire, theft, explosion, flood, earthquake, spoilage and all other hazards and risks and (ii) business interruption, in such amounts with such deductibles (which may include self-insurance trusts) ordinarily insured against by other owners or users of such properties in similar businesses of comparable size operating in the same or similar locations. Borrower, at Borrower’s expense, shall keep and maintain workers compensation insurance as may be required by applicable Laws. Borrower shall deliver to Lender the original (or a certified) copy of each policy of insurance and evidence of payment of all premiums therefor. All such policies of insurance shall be in form and substance reasonably satisfactory to Lender. Such policies of insurance shall contain an endorsement, in form and substance satisfactory to Lender, showing Lender as “Lender’s Loss Payee” and all loss payable to Lender, as its interests may appear, as provided in this Section. Such endorsement shall provide that such insurance company will give Lender at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrower or any other Person shall affect the right of Lender to recover under such policy or policies of insurance in case of loss or damage. Borrower hereby directs all insurers under such policies of insurance to pay all proceeds of insurance policies directly to Lender and Lender shall absent an Event of Default permit Borrower to use such proceeds to restore or rebuild the damaged property as Borrower shall determine in its reasonable and good faith determination.
Upon the occurrence of an Event of Default under this Agreement, Borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender in writing to Borrower) as Borrower’s true and lawful attorney-in-fact for the purpose, of making, settling and adjusting claims on behalf of Borrower under all such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment received by Borrower or Lender pursuant to any such policies of insurance, and for making all determinations and decisions of Borrower with respect to such policies of insurance.
UNLESS BORROWER PROVIDES LENDER WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT WITHIN THREE BUSINESS DAYS FOLLOWING LENDER’S REQUEST, LENDER MAY PURCHASE INSURANCE AT BORROWER’S EXPENSE TO PROTECT LENDER’S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE INTERESTS IN THE COLLATERAL. THE COVERAGE PURCHASED BY LENDER MAY NOT PAY ANY CLAIMS THAT BORROWER MAKES OR ANY CLAIM THAT IS MADE AGAINST BORROWER IN CONNECTION WITH THE COLLATERAL. BORROWER MAY LATER CANCEL ANY SUCH INSURANCE PURCHASED BY LENDER, BUT ONLY AFTER PROVIDING LENDER WITH EVIDENCE THAT BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF LENDER PURCHASES INSURANCE FOR THE COLLATERAL, BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT LENDER MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE LIABILITIES SECURED HEREBY. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.
8.8    Environmental. Borrower shall promptly notify and furnish Lender with a copy of any and all Environmental Notices which are received by it. Borrower shall take prompt and appropriate action in response to any and all such Environmental Notices and shall promptly furnish Lender with a description of Borrower’s Response thereto. Borrower shall (a) obtain and maintain all permits required under all applicable federal, state, and local Environmental Laws, except as to which the failure to obtain or maintain would not have a Material Adverse Effect; and (b) keep and maintain the Real Property and each portion thereof in compliance with, and not cause or permit the Real Property or any portion thereof to be in violation of, any Environmental Law, except as to which the failure to comply with or the violation of which, would not have a Material Adverse Effect. During the term of this Agreement, Borrower shall not permit others to, Manage, whether on or off Borrower’s Property, Hazardous Substances, except to the extent such Management does not or is not reasonably likely to result in or create a Material Adverse Effect. Borrower shall take prompt action in material compliance with applicable Environmental Laws to Respond to the on-site or off-site Release of Hazardous Substances connected with operation of its business or the Real Property.
8.9    Banking Relationship. Borrower shall at all times maintain all of its primary deposit and operating accounts with Lender and Lender will act as the principal depository and remittance agent for Borrower. Borrower agrees to pay to Lender reasonable and customary fees for banking services/cash management services of Borrower (the “Service Fee”). Lender shall be and hereby is authorized to charge any deposit or operating account of Borrower in respect of the Service Fee.
8.10    Intellectual Property. If after the Closing Date Borrower shall own or otherwise possess any registered patents, copyrights, trademarks, trade names, or service marks, Borrower shall promptly notify Lender in writing of same and execute and deliver any documents or instruments (at Borrower’s sole cost and expense) reasonably required by Lender to perfect a security interest in and lien on any such federally registered Intellectual Property in favor of Lender and assist in the filing of such documents or instruments with the United States Patent and Trademark Office and/or United States Copyright Office or other applicable registrar.
8.11    Change of Location; Etc. Any of the Collateral may be moved to another location within the continental United States so long as: (i) Borrower provides Lender with at least thirty (30) days prior written notice, (ii) no Event of Default then exists, and (iii) Borrower provides Lender with, at Borrower’s sole cost and expense, such financing statements, landlord waivers, bailee and processor letters and other such agreements and documents as Lender shall reasonably request. Borrower shall defend and protect the Collateral against and from all claims and demands of all Persons at any time claiming any interest therein adverse to Lender. If Borrower desires to change its principal place of business and chief executive office or its name, Borrower shall notify Lender thereof in writing no later than thirty (30) days prior to such change and Borrower shall provide Lender with, at Borrower’s sole cost and expense, such financing statements, amendment statements and other documents as Lender shall reasonably request in connection with such change. If Borrower shall decide to change the location where its books and records are maintained, Borrower shall notify Lender thereof in writing no later than thirty (30) days prior to such change.
8.12    Health Care Related Matters. To the extent applicable, Borrower shall cause all licenses, permits, certificates of need, reimbursement contracts and programs, and any other agreements necessary for the use and operation of its business or as may be necessary for participation in Medicaid and other applicable reimbursement programs, to remain in full force and effect, except to the extent that the failure to do so would not cause a Material Adverse Effect.
8.13    US Patriot Act. Borrower covenants to Lender that if Borrower becomes aware that it or any of its Affiliates is identified on any Blocked Persons List (as identified in Section 7.29 hereof), Borrower shall immediately notify Lender in writing of such information. Borrower further agrees that in the event any of them or any Affiliate is at any time identified on any Blocked Persons List, such event shall be an Event of Default, and shall entitle Lender to exercise any and all remedies provided in any Financing Agreements or otherwise permitted by Law. In addition, Lender may immediately contact the Office of Foreign Assets Control and any other government agency Lender deem appropriate in order to comply with its obligations under any Law regulating or relating to terrorism and international money laundering.
8.14    Single Purpose Entity Provisions. (a) The business and purposes of Borrower is and will continue to be limited to the following: (i) to acquire, own, hold, lease, operate, manage, maintain, develop and/or improve the Real Property; (ii) to enter into and perform its obligations under this Agreement and the other Financing Agreements; (iii) to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance or otherwise deal with the Real Property to the extent permitted under this Agreement and the other Financing Agreements; and (iv) to engage in any lawful act or activity and to exercise any powers permitted to entities of its type pursuant to the laws of its state of organization that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.
(b)    Borrower shall do all of the following: (i) maintain its intention to remain Solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets, to the extent of its assets, as the same shall become due; (ii) do or cause to be done all things necessary to observe organizational formalities of Borrower and preserve its existence; and (iii) to the extent of cash flow available from operations, intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.
8.15    Further Assurances. Borrower shall, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as Lender may from time to time reasonably request in order to carry out the intent and purposes of this Agreement and the other Financing Agreements and the transactions contemplated hereby and thereby, including, without limitation, all such actions to establish, create, preserve, protect and perfect a first-priority Lien (subject only to the Permitted Liens) in favor of Lender on the Collateral (including Collateral acquired after the date hereof), including on any and all unencumbered assets of Borrower whether now owned or hereafter acquired.
8.16    Compliance with Anti-Terrorism Orders. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the policies and practices of Lender, Lender is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Lender to identify Borrower in accordance with the Patriot Act. In addition, Borrower shall (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower is or shall be listed on the OFAC Lists, (b) not use or permit the use of the proceeds of the Term Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply with all applicable Bank Secrecy Act laws and regulations, as amended. Borrower shall not permit the transfer of any interest in Borrower to any Person (or any beneficial owner of such entity) who is listed on the OFAC Lists. Borrower shall not knowingly enter into a Lease with any party who is listed on the OFAC Lists. Borrower shall immediately notify Lender if Borrower has knowledge that Borrower or any manager, member or beneficial owner of Borrower is listed on the OFAC Lists or (i) is indicted on or (ii) arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower shall immediately notify Lender if Borrower knows that any Tenant is listed on the OFAC Lists or (A) is convicted on, (B) pleads nolo contendere to, (C) is indicted on or (D) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.
8.18    ERISA. Borrower shall maintain, or cause its ERISA Affiliates to maintain, each Plan in compliance in all material respects with all material applicable requirements of ERISA and the Tax Code.
8.17    FCPA. No part of the proceeds of the Term Loan will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law. Borrower shall maintain in effect policies and procedures designed to promote compliance by Borrower, its Subsidiaries and their respective directors, managers, officers, employees, and agents with the FCPA and any other applicable anti-corruption laws.
9.    NEGATIVE COVENANTS.
Borrower covenants and agrees that as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect (unless Lender shall give prior written consent thereto):
9.1    Encumbrances. Borrower shall not create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or property, including, without limitation, the Collateral, other than the following (“Permitted Liens”): (i) Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which Borrower shall, if appropriate under GAAP, have set aside on its books and records adequate reserves, provided, that such contest does not have a material adverse effect on the ability of Borrower to pay any of the Liabilities, or the priority or value of Lender’s Lien in the Collateral; (ii) deposits under workmen’s compensation, unemployment insurance, social security and other similar laws made in ordinary course of business; (iii) Liens in favor of Lender; (iv) liens imposed by law, such as mechanics’, materialmen’s, landlord’s, warehousemen’s, carriers’ and other similar liens, securing obligations incurred in the ordinary course of business that are not past due for more than thirty (30) calendar days, or that are being diligently contested in good faith by appropriate proceedings and for which appropriate reserves have been established, or that are not yet due and payable; (v) purchase money security interests upon or in any property acquired or held by Borrower in the ordinary course of business to secure the purchase price of such property so long as: (a) the aggregate indebtedness relating to such purchase money security interests and Capitalized Lease Obligations does not at any time exceed One Million and No/100 Dollars ($1,000,000.00) in the aggregate at any time, (b) each such lien shall only attach to the property to be acquired; and (c) the indebtedness incurred shall not exceed one hundred percent (100%) of the purchase price of the item or items purchased; (v) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation laws, unemployment insurance and other social security laws or regulations, or deposits to secure performance of tenders, statutory obligations, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of Borrower’s business as presently conducted; (vi) any Lien securing a judgment; provided, that any Lien securing a judgment in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) that remains unsatisfied or undischarged for more than thirty (30) days shall not be a Permitted Lien, unless such judgment is either (x) fully insured and such insurer has admitted liability or (y) is being contested or appealed by appropriate proceedings and the enforcement of such judgment is stayed during the course of such contest or appeal, provided that Borrower has established reserves adequate for payment of such judgment and in the event such contest or appeal is ultimately unsuccessful pays such judgment within ten (10) days of the final, non-appealable ruling rendered in such contest or appeal; and (vii) financing statements with respect to a lessor’s rights in and to personal property leased to Borrower in the ordinary course of business other than through a Capitalized Lease Obligations.
9.2    Indebtedness; Capital Expenditures. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except (i) the Liabilities, (ii) trade obligations and normal accruals in the ordinary course of business not yet due and payable, (iii) the indebtedness not to at any time exceed One Million and No/100 Dollars ($1,000,000.00) relating to the purchase money security interests and Capitalized Lease Obligations permitted pursuant to Section 9.1 hereof, and (iv) intercompany Indebtedness of Borrower to the extent permitted under Section 9.4.
9.3    Consolidations, Mergers or Transactions; Subsidiary. Borrower shall not be a party to any merger, consolidation, recapitalization or other exchange of Stock, or purchase or otherwise acquire all or substantially all of the assets or Stock of any class of, or any other evidence of an equity interest in, or any partnership, limited liability company, or joint venture interest in, any other Person (whether in one transaction or a series of related transactions); provided, that, with prior written notice to Lender, Borrower may merge or consolidate with, or dissolve into, another Borrower so long as the surviving entity remains Borrower for all purposes under this Agreement and the other Financing Agreements. Borrower shall not form or establish any Subsidiary without Lender’s prior written consent. With prior notice to Lender, Borrower may dissolve an inactive Subsidiary that does not conduct any business operations and has assets with a book value not in excess of Ten Thousand and No/100 Dollars ($10,000.00) (“Inactive Subsidiary”).
9.4    Investments or Loans. Borrower shall not make, incur, assume or permit to exist any loans or advances, or any investments in or to any other Person, except (i) investments in short-term direct obligations of the United States Government, agency or instrumentality thereof; or any (ii) investments in negotiable certificates of deposit issued by Lender or by any other bank reasonably satisfactory to Lender, payable to the order of Borrower or to bearer, (iii) investments in commercial paper rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (iv) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (iii), above; provided that, in each case, such investment is reasonably acceptable to Lender, (iv) other short-term investments as may be permitted by Lender, (vi) loans and advances to employees permitted under Section 9.8; and (vii) investments by Borrower in its Subsidiaries existing on the date hereof.
9.5    Guarantees. Borrower shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any Indebtedness or obligation of such other Person or otherwise, except (i) endorsements of negotiable instruments for collection in the ordinary course of business, and (ii) the Indebtedness permitted under Section 9.2, above.
9.6    Disposal of Property. Borrower shall not sell, assign, lease, convey, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or any substantial part of its properties, assets and rights (or sell or assign, with or without recourse, any receivables) to any Person except (a) sales of Inventory in the ordinary course of business, (b) sales of Equipment being replaced in the ordinary course of business with other Equipment with a fair market value and orderly liquidation value equal to or greater than the Equipment being replaced, and (c) sales in the ordinary course of business of personal property that is obsolete, unmerchantable or otherwise unsalable, unusable or unnecessary to Borrower’s business.
9.7    Use of Proceeds. Borrower shall use the proceeds of the Term Loan only for the following purposes: (a) to consummate the Acquisition; and (b) to pay reasonable and actually incurred transaction costs and expenses in connection with this Agreement, the Acquisition Agreement and the transactions contemplated hereby and thereby.
9.8    Loans to Officers; Consulting and Management Fees. Borrower shall not make any loans to its officers, directors, equity holders, manager, member, or employees or to any other Person, and Borrower shall not pay any consulting, management fees or similar fees to its officers, directors, equity holders, member, manager, employees, or Affiliates or any other Person, whether for services rendered to Borrower or otherwise; provided, however, Borrower shall be permitted to (i) make advances to its employees in an aggregate amount not to exceed One Hundred Thousand and No/100 Dollars ($100,000.00) in any Fiscal Year of Borrower for all such employees collectively, in each case, provided that both immediately before such contemplated payment(s) or after giving effect to any such payment(s) no Default or Event of Default shall exist or have occurred or result therefrom; (ii) pay reasonable outside directors fees; and (iii) pay the management fees permitted by the Management Agreement (with an absolute cap on the payment of any and all management fees notwithstanding anything to the contrary contained in the Management Agreement of five percent (5.0%) of the total revenues of Operator during any Fiscal Year). Lender acknowledges that travel advances issued in the ordinary course of business do not constitute loans for purposes of this Section 9.8.
9.9    Dividends, Distributions and Stock Redemptions. Borrower shall not (a) declare, make or pay any dividend or other distribution (whether in cash, property or rights or obligations) to or for the benefit of any officer, member, equity holder, director, or any Affiliate or any other Person other than (i) to Diversicare Healthcare Services, Inc. (“Parent”, provided that both immediately before such contemplated payment(s) or after giving effect to such Payment(s) Borrower is in compliance with Section 9.12(a) hereof, (ii) distributions under Borrower Cash Management Program, including distributions for Parent’s normal quarterly dividends to common shareholders, and (iii) payment of the management fees under the Management Agreement (subject to subsection (iii) of Section 9.8 above), or (b) purchase or redeem any of the Stock of Borrower or any options or warrants with respect thereto, declare or pay any dividends or distributions thereon, or set aside any funds for any such purpose. Notwithstanding the foregoing or anything to the contrary contained herein, the foregoing declarations, payments, distributions, purchases or redemptions set forth in this Section 9.9 shall, in each case, be in both manner and amount consistent with Borrower’s historical practices.
9.10    Payments in Respect of Subordinated Debt. Borrower shall not make any payment in respect of any Indebtedness for borrowed money that is subordinated to the Liabilities (including, without limitation, the Subordinated Debt); provided, however, Borrower shall be permitted to make solely those payments expressly permitted pursuant to the terms of any Subordination Agreements, in each case, as long as Borrower is in compliance with Section 9.12 hereof both immediately before and after any such contemplated or actual payment, provided, further, that both immediately before any such contemplated payment or after giving effect to any such payments no Default or Event of Default shall exist or have occurred or result therefrom, unless otherwise permitted expressly under the terms of such Subordination Agreements.
9.11    Transactions with Affiliates. Except as expressly permitted under this Agreement, and except for the Management Agreement and payment of the fee permitted by the terms of the Management Agreement (subject to subsection (iii) of Section 9.8 above), and Borrower Cash Management Program, Borrower shall not transfer any cash or property to any Affiliate or enter into any transaction, including, without limitation, the purchase, lease (other than the Lease Agreement), sale or exchange of property or the rendering of any service to any Affiliate; provided, however, except as otherwise expressly restricted under this Agreement, that Borrower may transfer cash or property to Affiliates and enter into transactions with Affiliates for fair value in the ordinary course of business pursuant to terms that are no less favorable to Borrower than the terms upon which such transfers or transactions would have been made had such transfers or transactions been made to or with a Person that is not an Affiliate.
9.12    Financial Ratios. Commencing with the Fiscal Quarter ending June 30, 2015, and continuing thereafter:
(a)    Minimum Operator EBITDAR. Borrower shall not permit the Operator EBITDAR to be less than (a) as of June 30, 2015, One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000.00), (b) as of September 30, 2015, Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00), (c) as of December 31, 2015, Five Hundred Twenty-Five Thousand and No/100 Dollars ($525,000.00), and (d) as of March 31, 2016, and as of the last day of each Fiscal Quarter thereafter, Seven Hundred Thousand and No/100 Dollars ($700,000.00), measured as of the last day of the trailing twelve (12) month period. Such ratio shall be tested on or before the forty-fifth (45th) day after the last day of each Fiscal Quarter, using the information contained in the Compliance Certificate most recently delivered to Lender pursuant to the requirements of Section 8.1(b) hereof.
(b)    Minimum Fixed Charge Coverage Ratio.
(1)    Borrower shall not permit the Borrower Fixed Charge Coverage Ratio for each Fiscal Quarter during the term of the Term Loan to be less than 1.00 to 1.00, measured as of the last day of the trailing twelve (12) month period. Such ratio shall be tested on or before the forty-fifth (45th) day after the last day of each Fiscal Quarter, using the information contained in the Compliance Certificate most recently delivered to Lender pursuant to the requirements of Section 8.1(b) hereof.
(2)    Borrower shall not permit the Parent Fixed Charge Coverage Ratio for each Fiscal Quarter during the term of the Term Loan to be less than 1.00 to 1.00, measured as of the last day of the trailing twelve (12) month period. Such ratio shall be tested on or before the forty-fifth (45th) day after the last day of each of the first, second and third Fiscal Quarters, and on or before the seventy-fifth (75th) day after the last day of the fourth Fiscal Quarter, using the information contained in the Compliance Certificate most recently delivered to Lender pursuant to the requirements of Section 8.1(b) hereof.
(c)    Minimum Parent EBITDA. Borrower shall not permit the Parent EBITDA to be less than Ten Million and No/100 Dollars ($10,000,000.00) during the term of the Term Loan, measured as of the last day of the trailing twelve (12) month period. Such ratio shall be tested on or before the forty-fifth (45th) day after the last day of each of the first, second and third Fiscal Quarters, and on or before the seventy-fifth (75th) day after the last day of the fourth Fiscal Quarter, using the information contained in the Compliance Certificate most recently delivered to Lender pursuant to the requirements of Section 8.1(b) hereof.
(d)    Minimum Liquidity of Parent. Parent shall maintain a liquidity, in the form of unencumbered: (i) unrestricted cash deposits, and (ii) US Government & listed securities, in an amount not less than Four Million and No/100 Dollars ($4,000,000.00), tested on a quarterly basis commencing June 30, 2015, and each September 30, December 31, March 31 and June 30 thereafter during the term of the Term Loan.
9.13    Change in Nature of Business. Borrower shall not engage, directly or indirectly, in any business other than owning and operating the Facility and matters incidental or directly related thereto.
9.14    Other Agreements. Borrower shall not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any Financing Agreement to which Borrower is a party or which would violate or breach any provision hereof or thereof, or that would or is reasonably likely to adversely affect Lender’s interests or rights under this Agreement and the other Financing Agreements to which Borrower is a party or the likelihood that the Liabilities will be paid in full when due, nor shall Borrower’s certificate of formation, bylaws, articles of incorporation, operating agreement, partnership agreement or other governing document (each a “Governing Document”), as applicable, be amended or modified in any way that would violate or breach any provision hereof or of any Financing Agreement to which Borrower is a party, or that would or is reasonably likely to adversely affect Lender’s interests or rights under this Agreement and the other Financing Agreements to which Borrower is a party or the likelihood that the Liabilities will be paid in full when due; provided, prior to any amendment or modification of any of Borrower’s Governing Documents, Borrower shall furnish a correct and complete copy of any such proposed amendment or modification to Lender.
9.15    Blocked Accounts and Lock Box Accounts. Borrower shall not establish or open any blocked account or any lock box accounts after the Closing Date unless in favor of and with Lender.
9.16    Amendments to Restricted Agreements. Borrower shall not amend, modify or supplement any Restricted Agreement in any manner that would or is reasonably likely to adversely affect Lender’s interests under this Agreement and the other Financing Agreements to which Borrower is a party, without Lender’s prior written consent. Within three (3) Business Days after entering into any non-adverse amendment, modification or supplement to any Restricted Agreement, Borrower shall deliver to Lender a complete and correct copy of such amendment, modification or supplement.
9.17    State of Incorporation or Formation. Borrower shall not change its state of incorporation or formation, as applicable.
9.18    Environmental. Borrower shall not permit the Real Property or any portion thereof to be involved in the use, generation, manufacture, storage, disposal or transportation of Hazardous Substances except in compliance in all material respects with all Environmental Laws.
9.19    Fiscal Year. Borrower shall not change its Fiscal Year.
9.20    Restrictions on Fundamental Changes. Without duplication of any of the foregoing, Borrower shall not:
(a)    except as expressly permitted in accordance with Section 9.3 hereof, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution);
(b)    transfer, assign, convey or grant to any other Person, other than another Borrower, the right to operate or control the Facility, whether by lease, sublease, management agreement, joint venture agreement or otherwise;
(c)    without providing Lender with thirty (30) days’ prior written notice, change its legal name (and Borrower shall provide Lender with, at Borrower’s sole cost and expense, such amendment and financing statements and other documents as Lender shall reasonably request in connection with such contemplated change);
(d)    except as expressly permitted in accordance with Section 9.3 hereof, suffer or permit to occur any change in the legal or beneficial ownership of the capital stock, partnership interests or membership interests, or in the capital structure, or any material change in the organizational documents or governing documents, of Borrower;
(e)    change the licensed operator, manager or property manager for the Real Property; or
(f)    consent to or acknowledge any of the foregoing.
9.21    Margin Stock. Borrower shall not carry or purchase any “margin security” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System.
9.22    Truth of Statements and Certificates. Borrower shall not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.
9.23    Leases. Except for resident agreements entered into in the normal course of business, Borrower shall not enter into any Leases at the Facility without the prior written consent of Lender, which consent will not be unreasonably withheld. Lender acknowledges approval of Borrower entering into the Lease Agreement.
9.24    ERISA. Borrower shall not, and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an unfunded pension fund obligation and liability to the extent such unfunded pension fund obligation and liability would reasonably be expected to result in taxes, penalties and other liability in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate.
9.25    Miscellaneous. Borrower shall not (a) voluntarily cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business, the effect of which would be a Material Adverse Change, (b) enter into any agreement containing any provision that would (i) be violated or breached by any borrowing by Borrower hereunder or the performance by Borrower of any of its Liabilities hereunder or under any other Financing Agreement to which it is a party, or (ii) prohibit Borrower from granting to Lender a Lien on any of Borrower’s assets as contemplated hereunder, except for (w) any restrictions imposed by any Permitted Lien pursuant to Section 9.1; (x) any restrictions imposed by any agreement relating to any Indebtedness permitted by Section 9.2; (y) customary provisions contained in leases and licenses entered into in the ordinary course of Borrower’s business restricting the assignment thereof; and (z) any restrictions imposed by applicable Laws. Without the prior written consent of Lender, the management fees payable by Operator to Manager pursuant to the Management Agreement shall not include any amount of profit (but shall entirely be used to cover and pay for actually incurred, ordinary course costs).
Borrower agrees that compliance with this Article 9 is a material inducement to Lender’s advancing credit under this Agreement. Borrower further agrees that in addition to all other remedies available to Lender, Lender shall be entitled to specific enforcement of the covenants in this Article 9, including injunctive relief.
10.    HEALTH CARE MATTERS.
Without limiting the generality of any representation or warranty made in Article 7 or any covenant made in Articles 8 or 9, Borrower represents and warrants to and covenants with Lender, that:
10.1    Certificate of Need. If required under applicable Law, Borrower has, or Borrower shall cause Operator to have, and shall maintain in full force and effect a valid certificate of need (“CON”) or similar certificates, license, permit, registration, certification or approval issued by the State/Commonwealth Regulator for the requisite number of beds in the Facility (the “Licenses”). Borrower shall cause to be operated the Facility in a manner such that the Licenses shall remain in full force and effect at all times. True and complete copies of the Licenses have been delivered to Lender.
10.2    Licenses. The Licenses: (i) are and shall continue in full force and effect at all times throughout the term of this Agreement and are and shall be free from restrictions or known conflicts which would materially impair the use or operation of the Real Property for its current use, and if any Licenses become provisional, probationary, conditional or restricted in any way (collectively “Restrictions”), Borrower shall take or cause to be taken prompt action to correct such Restrictions; (ii) may not be, and have not been, and will not be transferred to any location other than the Real Property; and (iii) have not been and will not be pledged as collateral security for any other loan or indebtedness. Borrower shall not do (or suffer to be done by Operator or any other party) any of the following:
(d)    Rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of the Licenses for the Facility without Lender’s prior written consent;
(e)    Amend or otherwise change the Facility’s licensed beds capacity and/or the number of beds approved by the State/Commonwealth Regulator without Lender’s prior written consent; or
(f)    Replace, assign or transfer all or any part of the Facility’s beds to another site or location without Lender’s prior written consent.
11.    DEFAULT, RIGHTS AND REMEDIES OF LENDER.
11.1    Event of Default. Any one or more of the following shall constitute an “Event of Default” under this Agreement:
(g)    Borrower fails to pay (i) any principal or interest payable hereunder or under the Term Note on the date due, declared due or demanded (including, without limitation, any amount due under Section 2.14); or (ii) any other amount payable to Lender under this Agreement or under any other Financing Agreement to which Borrower is a party (including, without limitation, the Term Note) within five (5) calendar days after the date when any such payment is due and, with respect to clause (ii) only, such failure is not cured within five (5) calendar days after notice to Borrower by Lender;
(h)    Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements set forth in (i) Sections 8.1(a), 8.1(b), 8.1(c), 8.2, 8.5, 8.6, 8.7, 8.9, 8.11, or 8.12, hereof, (ii) any Section of Article 9 hereof (other than Section 9.18 hereof), or (iii) any Section of Article 10 hereof and, with respect to such Sections in Article 10 only, such failure or neglect shall continue for a period of five (5) calendar days after the earlier of (1) the date Borrower actually knew of such failure or neglect and (2) notice to Borrower by Lender.
(i)    Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement (which is not otherwise specifically referenced in this Section 11.1) and such failure or neglect shall continue for a period of thirty (30) calendar days after the earlier of (i) the date Borrower actually knew of such failure or neglect and (ii) notice to Borrower by Lender;
(j)    any representation or warranty heretofore, now or hereafter made by Borrower in connection with this Agreement or any of the other Financing Agreements to which Borrower is a party is untrue, misleading or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by Borrower to Lender is untrue, misleading or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified;
(k)    a judgment, decree or order requiring payment in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) shall be rendered against Borrower and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided that this clause (e) shall not apply to any judgment, decree or order for which Borrower is fully insured and with respect to which the insurer has admitted liability, or such judgment, decree or order is being contested or appealed by appropriate proceedings;
(l)    a notice of Lien, levy or assessment is filed or recorded with respect to any of the assets of Borrower (including, without limitation, the Collateral), by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien, upon any of the assets of Borrower (including, without limitation, the Collateral), provided that this clause (f) shall not apply to any Liens, levies, or assessments which Borrower is diligently contesting in good faith (provided Borrower has complied with the provisions of clauses (a) and (b) of Section 8.4 hereof) or which relate to current taxes not yet due and payable;
(m)    any material portion of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;
(n)    a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against Borrower or any guarantor of the Liabilities, and any such proceeding is not dismissed within sixty (60) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by Borrower or any guarantor of the Liabilities, or Borrower or any guarantor of the Liabilities makes an assignment for the benefit of creditors, or Borrower or any guarantor of the Liabilities takes any action to authorize any of the foregoing;
(o)    except as permitted for an Inactive Subsidiary or Borrower voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated; provided that in the case of an administrative dissolution or revocation of existence for failure to file the proper reports or returns with the applicable governmental authorities, no Event of Default shall be deemed to have occurred if an application for reinstatement is (i) filed promptly (but in any event, within fifteen (15) calendar days) upon Borrower receiving notice of such dissolution or revocation from the applicable Governmental Authority and (ii) diligently pursued to completion (if reasonably capable of being completed), as determined by Lender in its sole and absolute discretion;
(p)    the Credit Parties, taken as a whole, fail, at any time, to be Solvent;
(q)    Borrower or any guarantor of the Liabilities is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;
(r)    a breach by Borrower shall occur under any agreement, document or instrument (other than an agreement, document or instrument evidencing the lending of money), whether heretofore, now or hereafter existing between Borrower and any other Person and the effect of such breach if not cured within any applicable cure period will or is likely to have or create a Material Adverse Effect;
(s)    Borrower shall fail to make any payment due on any other obligation for borrowed money or shall be in breach of any agreement evidencing the lending of money and the effect of such failure or breach if not cured within any applicable cure period would be to permit the acceleration of any obligation, liability or indebtedness in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00);
(t)    there shall be instituted in any court criminal proceedings against Borrower, or Borrower shall be indicted for any crime, in either case for which forfeiture of a material amount of its property is a potential penalty, unless (i) such actions are being contested or appealed in good faith by appropriate proceedings, (ii) the potential forfeiture has been stayed during the pendency of such proceedings, and (iii) no Medicare or Medicaid reimbursement obligations are materially adversely affected by such proceedings;
(u)    (Intentionally Omitted);
(v)    any Lien securing the Liabilities shall, in whole or in part, cease to be a perfected first priority Lien (subject only to the Permitted Liens); this Agreement or any of the Financing Agreements to which Borrower is a party, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligations of Borrower; or Borrower shall directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability;
(w)    any breach, non-compliance, default or event of default shall occur under or pursuant to any Subordination Agreement, or any other Financing Agreement (including, without limitation, any Hedging Agreement, or the Mortgage by any party thereto (other than by Lender), and the same is not cured or remedied within any applicable cure period, provided that if such default or event of default, breach, noncompliance or default, requires the giving of notice by Lender to any party in addition to or other than Borrower, Lender shall have provided Borrower with such notice at the same time as it provides such notice to such other party;
(x)    any material adverse breach by Borrower that would materially adversely affect Lender or its rights or remedies hereunder shall occur under or pursuant to the Acquisition Documents, after expiration of any applicable notice or cure period provided therein, if any;
(y)    institution by the PBGC, Borrower or any ERISA Affiliate of steps to terminate any Plan or to organize, withdraw from or terminate a Multiemployer Plan if as a result of such reorganization, withdrawal or termination, Borrower or any ERISA Affiliate could be required to make a contribution to such Plan or Multiemployer Plan, or could incur a liability or obligation to such Plan or Multiemployer Plan, in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), or (ii) a contribution failure occurs with respect to any Plan sufficient to give rise to a Lien under ERISA, which Lien is not fully discharged within fifteen (15) days;
(z)    a Material Adverse Change shall occur;
(aa)    Borrower or any Affiliate of Borrower, shall challenge or contest, in any action, suit or proceeding, the validity or enforceability of this Agreement, or any of the other Financing Agreements, the legality or the enforceability of any of the Liabilities or the perfection or priority of any Lien granted to Lender;
(bb)    Borrower shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to have or result in a Material Adverse Effect;
(cc)    there shall occur any Medicare or Medicaid survey deficiencies at Level I, J, K, L or worse (i) which deficiencies are not cured within the amount of time permitted by the applicable reviewing agency; (ii) which result in the imposition by any Government Authority or the applicable state survey agency of sanctions in the form of either a program termination, temporary management, denial of payment for new admission (which continues for thirty (30) days or more) or facility closure and (iii) which sanctions could have a Material Adverse Effect as determined by Lender in its reasonable discretion. Upon the occurrence of such event, Borrower shall submit to Lender its plan of correction for dealing with such event, and shall periodically review its progress under the plan of correction with Lender. Provided that Lender remains satisfied with the progress under the plan of correction, then such Event shall not be an Event of Default unless formal notice is given by Lender to Borrower;
(dd)    a state or federal regulatory agency shall have revoked any license, permit, certificate or Medicaid or Medicare qualification pertaining to the Real Property, regardless of whether such license, permit, certificate or qualification was held by or originally issued for the benefit of Borrower, a tenant or any other Person, the revocation of which could reasonably be expected to have a Material Adverse Effect;
(ee)    any material default by Borrower under the terms of any material Lease following the expiration of any applicable notice and cure period (if any);
(ff)    Kelly J. Gill or James R. McKnight, Jr. shall not be senior officers of Borrower and devote significant time and energy to the business of Borrower; provided, however, it shall not constitute an Event of Default if any such individual shall fail for any reason to be a senior officer of Borrower or fail to devote significant time and energy to the business of Borrower, and such individual shall be promptly replaced by Borrower, whether on an interim or permanent basis, with an individual with substantially similar skills and experience (but in no event later than within 90 calendar days of the former individual’s resignation, termination, permanent disability or death) and otherwise acceptable to Lender in its reasonable and good faith determination;
(gg)    any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Credit Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision;
Notwithstanding the foregoing, in the situations described in clauses (l), (t), (x) and (z), above, where an Event of Default is triggered by the occurrence of a Material Adverse Change or a Material Adverse Effect, events which could reasonably be expected to have or result in a Material Adverse Effect or Material Adverse Change, such occurrence shall not be deemed to be an Event of Default hereunder provided that Borrower shall within forty-eight (48) hours after the occurrence thereof submit to Lender in writing a plan of correction for dealing with such Material Adverse Change or Material Adverse Effect that is acceptable to Lender in its sole and absolute discretion, and, if such plan of correction is so acceptable, for so long as Lender remains satisfied in all respects with the progress under such plan of correction and until written notice that Lender is not so satisfied is given by Lender to Borrower.
11.2    Acceleration. Upon the occurrence of any Event of Default described in Sections 11.1(h), (i), or (j), the Term Loan Commitment (if it has not theretofore terminated) shall automatically and immediately terminate and all of the Liabilities shall immediately and automatically, without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be immediately due and payable; and upon the occurrence of any other Event of Default, Lender may declare the Term Loan Commitment (if it has not theretofore terminated) to be terminated and any or all of the Liabilities may, at the option of Lender, and without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be declared, and thereupon shall become, immediately due and payable, whereupon the Term Loan Commitment shall immediately terminate.
11.3    Rights and Remedies Generally.
(a)    Upon the occurrence of any Event of Default, Lender shall have, in addition to any other rights and remedies contained in this Agreement and in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by Laws, including, without limitation, the right of Lender to sell, assign, or lease any or all of the Collateral. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon the occurrence of an Event of Default, may proceed against Borrower, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order. All sums received from Borrower and/or the Collateral in respect of the Term Loan may be applied by Lender to any Liabilities in such order of application and in such amounts as Lender shall deem appropriate in its discretion (subject to Section 12.8). Borrower waives any right it may have to require Lender to pursue any Person for any of the Liabilities.
(b)    Upon notice to Borrower after an Event of Default, Borrower at its own expense shall assemble all or any part of the Collateral as determined by Lender and make it available to Lender at any location designated by Lender. In such event, Borrower shall, at its sole cost and expense, store and keep any Collateral so assembled at such location pending further action by Lender and provide such security guards and maintenance services as shall be necessary to protect and preserve such Collateral. In addition to all such rights and remedies, the sale, lease or other disposition of the Collateral, or any part thereof, by Lender after an Event of Default may be for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Liabilities of Borrower then owing. Any sales of such Collateral may be adjourned from time to time with or without notice. Lender may, in its sole discretion, cause the Collateral to remain on Borrower’s premises, at Borrower’s expense, pending sale or other disposition of such Collateral. Lender shall have the right after an Event of Default to conduct such sales on Borrower’s premises, at Borrower’s expense, or elsewhere, on such occasion or occasions as Lender may see fit.
11.4    Entry Upon Premises and Access to Information. Upon the occurrence of any Event of Default, Lender shall have the right to enter upon the premises of Borrower where the Collateral is located without any obligation to pay rent to Borrower, or any other place or places where such Collateral is believed to be located and kept, and remove such Collateral therefrom to the premises of Lender or any agent of Lender, for such time as Lender may desire, in order to effectively collect or liquidate such Collateral. Upon the occurrence of any Event of Default, Lender shall have the right to obtain access to Borrower’s data processing equipment, computer hardware and software relating to the Collateral and subject to the privacy requirements and regulations of HIPAA and of any applicable state or federal patients bill of rights, to use all of the foregoing and the information contained therein in any manner Lender deems appropriate. Upon the occurrence of any Event of Default, Lender shall have the right to receive, open and process all mail addressed to Borrower and relating to the Collateral.
11.5    Sale or Other Disposition of Collateral by Lender. Any notice required to be given by Lender of a sale, lease or other disposition or other intended action by Lender, with respect to any of the Collateral, which is deposited in the United States mails, postage prepaid and duly addressed to Borrower at the address specified in Section 12.12 hereof, at least ten (10) calendar days prior to such proposed action shall constitute fair and reasonable notice to Borrower of any such action. The net proceeds realized by Lender upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like and the attorneys’ and paralegals’ fees and legal expenses incurred by Lender in connection therewith, shall be applied as provided herein toward satisfaction of the Liabilities, including, without limitation, such Liabilities described in Sections 8.2 and 11.2 hereof. Lender shall account to Borrower for any surplus realized upon such sale or other disposition, and Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Lender’s Liens in the Collateral until Payment in Full. Borrower agrees that Lender has no obligation to preserve rights to the Collateral against any other Person. If and to the extent applicable, Lender is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trade styles, trademarks, service marks and advertising matter or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any such Collateral, and Borrower’s rights and benefits under all licenses and franchise agreements, if any, shall inure to Lender’s benefit until Payment in Full. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral.
11.6    Waivers (General).
(a)    Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable Law, Borrower hereby waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Agreements, the Term Note or any other notes, commercial paper, Accounts, contracts, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard; (ii) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Borrower acknowledges that it has been advised by counsel of its choice and decision with respect to this Agreement, the other Financing Agreements and the transactions evidenced hereby and thereby.
(b)    Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Lender with respect to the payment or other provisions of this Agreement, the Term Note, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other tax; and (iv) expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.
(c)    Subject to Section 12.1, each and every covenant and condition for the benefit of Lender contained in this Agreement and the other Financing Agreements may be waived by Lender. Any forbearance by Lender in exercising any right or remedy under any of the Financing Agreements, or otherwise afforded by applicable Law, including any failure to accelerate the Stated Maturity Date shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Term Note or as a reinstatement of the Term Loan or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Agreements. Lender’s acceptance of payment of any sum secured by any of the Financing Agreements after the due date of such payment shall not be a waiver of Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Lender shall not be a waiver of Lender’s right to accelerate the maturity of the Term Loan, nor shall Lender’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive Borrower’s default in payment of sums secured by any of the Financing Agreements.
(d)    Without limiting the generality of anything contained in this Agreement or the other Financing Agreements, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and any other properties owned by Borrower and the Financing Agreements and other security instruments or agreements securing the Liabilities has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Liabilities.
(e)    Nothing contained herein or in any other Financing Agreement shall be construed as requiring Lender to resort to any part of the Collateral for the satisfaction of any of Borrower’s obligations under the Financing Agreements in preference or priority to any other Collateral, and Lender may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrower’s obligations under the Financing Agreements. In addition, Lender shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Agreements then due and payable as determined by Lender, including, without limitation, the following circumstances: (i) if Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) if Lender elects to accelerate less than the entire outstanding principal balance of the Term Note, Lender may foreclose all or any part of the Collateral to recover so much of the principal balance of the Term Note as Lender may accelerate and such other sums secured by one or more of the Financing Agreements as Lender may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Agreements to secure payment of sums secured by the Financing Agreements and not previously recovered.
(f)    To the fullest extent permitted by Law, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to Borrower which would require the separate sale of any of the Collateral or require Lender to exhaust its remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of each part of the Collateral.
11.7    Waiver of Notice. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING.
11.8    Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Agreements, Lender may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives the requirement of the posting of any bond in connection with such injunctive relief.
11.9    Marshalling; Recourse to Borrower. Lender shall have no obligation to marshal any assets in favor of any Credit Party, or against or in payment of any of the other Liabilities or any other obligation owed to Lender by any Credit Party. Notwithstanding anything to the contrary contained herein or in any other Financing Agreement, the Term Loan and other Liabilities shall be fully recourse to Borrower, and Lender shall be authorized, in its sole and absolute discretion, to enforce any or all of its remedies hereunder against Borrower, including all present and future revenue and assets of Borrower, whether or not such assets have been pledged as collateral for the Term Loan.
11.10    Advice of Counsel. Borrower acknowledges that it has been advised by its counsel with respect to this transaction and this Agreement, including, without limitation, all waivers contained herein.
11.11    Credit Bidding. Without limiting the foregoing, Borrower and Lender hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product provider shall be deemed to authorize) Lender to Credit Bid (as defined below) and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (and Borrower shall approve Lender as a qualified bidder and such Credit Bid as a qualified bid) at any sale thereof conducted by Lender to Credit Bid (as defined below) and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (and Borrower shall approve Lender as a qualified bidder and such Credit Bid as a qualified bid) at any sale thereof conducted by Lender, (a) under any provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, (b) under the provisions of the Bankruptcy Code, including pursuant to Section 363 thereof, or any applicable insolvency, reorganization or similar law, or (c) at any other sale or foreclosure conducted by (or with the consent or at the direction of) Lender (whether by judicial action or otherwise) in accordance with applicable law or by the exercise of any legal or equitable remedy; provided, however, that (i) the acquisition documents shall be commercially reasonable and contain customary protections for minority holders, such as anti-dilution and tag-along rights, (ii) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities laws) and (iii) reasonable efforts shall be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon Lender individually (such as indemnification obligations).
For purposes of the preceding sentence, the term “Credit Bid” shall mean, an offer submitted at a public or private sale of all or any portion of the Collateral by Lender, to acquire all of the Collateral of Borrower or any portion thereof in exchange for and in full and final satisfaction of all or a portion of the Liabilities owing to Lender under this Agreement and the other Financing Agreements.
12.    MISCELLANEOUS.
12.1    Waiver; Amendment. Lender’s failure, at any time or times hereafter, to require strict performance by Borrower of any covenant, condition or provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default under this Agreement or a default under any of the other Financing Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Financing Agreements and no Event of Default under this Agreement or default under any of the other Financing Agreements shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing signed by an officer of Lender, and directed to Borrower specifying such suspension or waiver.
Except as otherwise set forth herein, no amendment or modification or waiver of, or consent with respect to (as reasonably determined by Lender) any provision of this Agreement or the other Financing Agreements shall in any event be effective unless the same shall be in writing and acknowledged by Borrower and Lender.
12.2    Costs and Attorneys’ Fees.
(c)    Borrower agrees to pay on demand all of the costs and expenses of Lender (including, without limitation, the reasonable fees and out-of-pocket expenses of Lender’s counsel, all UCC tax, lien, judgment, pending suit, and bankruptcy search fees and costs, UCC filing fee and costs, recording, filing and registration fees and charges, mortgage or documentary taxes, all costs of Intralinks, DebtX or other similar transmission system, if applicable, all corporate search fees and certified documents, all financial and legal due diligence expenses, all audit, field exam and appraisal costs and fees, costs incurred by Lender in connection with travel expenses of its associates, background checks on members of management of Borrower, and real estate appraisal fees, survey fees, recording and title insurance costs, and any environmental report or analysis) in connection with the structuring, preparation, negotiation, execution, delivery and closing of: (i) this Agreement, the other Financing Agreements and all other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder, and (ii) any and all amendments, modifications, supplements and waivers executed and delivered pursuant hereto or any other Financing Agreement or in connection herewith or therewith. Borrower further agrees that Lender, in its sole discretion, may deduct all such unpaid amounts from the aggregate proceeds of the Term Loan or debit such amounts from the operating accounts of Borrower maintained with Lender.
(d)    The costs and expenses that Lender incurs in any manner or way with respect to the following shall be part of the Liabilities, payable by Borrower on demand if at any time after the date of this Agreement Lender: (i) employs counsel in good faith for advice or other representation, (ii) with respect to the amendment, modification or enforcement of this Agreement or the other Financing Agreements, or with respect to any Collateral hereunder or other collateral under the other Financing Agreements securing the Liabilities hereunder, (iii) to represent Lender and Lender in any work-out or any type of restructuring of the Liabilities, or any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by Lender, Borrower or any other Person) in any way or respect relating to this Agreement, the other Financing Agreements, Borrower’s affairs or any Collateral hereunder or under any other Financing Agreement, (iv) to protect, preserve, or enforce any of the rights of Lender with respect to Borrower provided in this Agreement, under any of the other Financing Agreements, or otherwise (whether at law or in equity) (including any foreclosure sale, deed in lieu transaction or costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings in connection with the enforcement of this Agreement); (v) takes any action to protect, preserve, store, ship, appraise, prepare for sale, collect, sell, liquidate or otherwise dispose of any Collateral hereunder or any other collateral under any other Financing Agreement; and/or (vi) seeks to enforce or enforces any of the rights and remedies of Lender with respect to Borrower or any guarantor of the Liabilities. Without limiting the generality of the foregoing, such expenses, costs, charges and fees include: reasonable fees, costs and expenses of attorneys, accountants, environmental consultants, and other consultants (whether work out, financial or otherwise); court costs and expenses; court reporter fees, costs and expenses; long distance telephone charges; and courier and telecopier charges.
(e)    Borrower further agrees to pay, and to save Lender harmless from all liability for, any documentary stamp tax, intangible tax, or other stamp tax or taxes of any kind which may be payable in connection with or related to the execution or delivery of this Agreement, the other Financing Agreements, the borrowing hereunder, the issuance of the Term Note or of any other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, provided that Borrower shall not be liable for Lender’s income tax liabilities.
(f)    All of Borrower’s obligations provided for in this Section 12.2 shall be Liabilities secured by the Collateral and shall survive repayment of the Term Loan or any termination of this Agreement or any Financing Agreements.
12.3    Expenditures by Lender. In the event Borrower shall fail to pay taxes, insurance, audit fees and expenses, consulting fees, filing, recording and search fees, assessments, fees, costs or expenses which Borrower is, under any of the terms hereof or of any of the other Financing Agreements, required to pay, or fails to keep the Collateral free from other Liens, except as permitted herein, Lender may, in its sole discretion, pay or make expenditures for any or all of such purposes, and the amounts so expended, together with interest thereon at the Default Rate (from the date the obligation or liability of Borrower is charged or incurred until actually paid in full to Lender) and shall be part of the Liabilities of Borrower, payable on demand and secured by the Collateral.
12.4    Custody and Preservation of Collateral. Lender shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as Borrower shall request in writing, but failure by Lender to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by Lender to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.
12.5    Reliance by Lender. Borrower acknowledges that Lender, in entering into this Agreement and agreeing to make the Term Loan to Borrower hereunder, has relied upon the accuracy of the covenants, agreements, representations and warranties made herein by Borrower and the information delivered by Borrower to Lender in connection herewith (including, without limitation, all financial information and data).
12.6    Assignability; Parties. This Agreement (including, without limitation, any and all of Borrower’s rights, obligations and liabilities hereunder) may not be assigned by Borrower without the prior written consent of Lender. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and permitted assigns of Borrower and the successors and assigns of Lender. Notwithstanding the foregoing in this Section 12.6, Lender may at any time, without prior or subsequent notice to Borrower, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release Lender from any of its obligations under this Agreement or substitute any such pledgee or assignee for Lender as a party hereto.
12.7    Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
12.8    Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, after the occurrence of a Default or an Event of Default Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Lender from Borrower or with respect to any of the Collateral, and Borrower and Lender does hereby irrevocably agree that any and all payments or proceeds so received shall be applied in the following manner:
First, to the payment of all fees, costs, expenses and indemnities of Lender (in its capacity as such), including reasonable attorneys’ fees and costs of Lender, and any other Liabilities owing to Lender in respect of sums advanced by Lender to preserve the Collateral or to preserve its security interest in the Collateral (or any other collateral provided pursuant to any other Financing Agreement);
Second, to payment of that portion of the Liabilities constituting fees, costs, expenses and indemnities of Lender;
Third, to payment of that portion of the Liabilities constituting fees, costs, expenses and indemnities of Lender as provided herein;
Fourth, to the payment of all of the Liabilities consisting of accrued and unpaid interest owing to Lender;
Fifth, to the payment of all Liabilities consisting of principal owing to Lender;
Sixth, to the payment of all Bank Product Obligations (including with respect to any Hedging Agreement) owing to Lender or its Affiliates;
Seventh, to the payment of all other Liabilities owing to Lender; and
Last, the payment of any remaining proceeds, if any, to whomever may be lawfully entitled to receive such amounts, including, if applicable, Borrower.
All amounts owing under this Agreement in respect of Liabilities including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, shall be payable in accordance with the foregoing waterfall provisions irrespective of whether a claim in respect of such amounts is allowed or allowable in any insolvency proceeding.
12.9    Payments Set Aside. To the extent that Borrower makes a payment or payments to Lender or Lender enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party or Person under any bankruptcy law, state or federal law, common law or equitable cause or otherwise (including, without limitation, provisions of the federal bankruptcy code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property), then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be automatically revived, reinstated, restored and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred. The provisions of and undertakings set out in this Section 12.9 shall survive the satisfaction and payment of the Liabilities of Borrower and the termination of this Agreement.
12.10    Sections and Titles; UCC Termination Statements. The sections and titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Upon Payment in Full, Lender will, upon Borrower’s written request and at Borrower’s cost and expense, timely file all Uniform Commercial Code termination statements reasonably required by Borrower to evidence the termination of the Liens in the Collateral in favor of Lender.
12.11    Continuing Effect; No Joint Venture. This Agreement, Lender’s Liens in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to Lenders, and (even if there shall be no such Liabilities outstanding) so long as this Agreement has not been terminated as provided in Section 2.9 hereof. The relationship between Lender on the one hand and Borrower on the other hand shall be that of creditor-debtor only. No term in this Agreement or in any other Financing Agreement and no course of dealing between the parties shall be deemed to create any relationship or agency, partnership or joint venture or any fiduciary duty by Lender to Borrower or any other party. In exercising its rights hereunder and under any other Financing Agreements or taking any actions herein or therein, Lender may act through its employees, agents or independent contractors as authorized by Lender.
12.12    Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and personally delivered, mailed by registered or certified U.S. mail (return receipt requested and postage prepaid), sent by telecopier (with a confirming copy sent by regular mail), or sent by prepaid nationally recognized overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice under this Agreement:
(a)    If to Lender, at:
The PrivateBank and Trust Company
120 South LaSalle Street
Chicago, Illinois 60603
Attention: Adam D. Panos, Managing Director
Telephone No.: 312-564-1278
Facsimile No.: 312-564-6889
With a copy to:

Duane Morris LLP
190 South LaSalle Street
Suite 3700
Chicago, Illinois 60603
Attention: Daniel Kohn, Esq.
Telephone No: 312-499-6712
Facsimile No: 312-499-6701

(b)    If to Borrower, at:
Diversicare Glasgow Property, LLC
c/o Diversicare Healthcare Services, Inc.
1621 Galleria Boulevard
Brentwood, Tennessee 37027
Attention: James R. McKnight, Jr.
Telephone No.: 615-771-7575
Facsimile No.: 615-771-7409
With a copy to:

Harwell Howard Hyne Gabbert & Manner
315 Deaderick Street
Suite 1800
Nashville, Tennessee 37238
Attention: John N. Popham IV, Esq.
Telephone No.: 615-251-1093
Facsimile No.: 615-251-1059

If mailed, notice shall be deemed to be given three (3) days after being sent, and if sent by personal delivery, telecopier or prepaid courier, notice shall be deemed to be given when delivered. If any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice.
12.13    Equitable Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender; therefore, Borrower agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
12.14    Entire Agreement. This Agreement, together with the Financing Agreements executed in connection herewith, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior written or oral understandings, discussions and agreements with respect thereto (including, without limitation, any term sheet, proposal letter or commitment letter).
12.15    Participations and Assignments.
(a)    This Agreement, the Term Note, and the other Financial Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns and shall bind all Persons who become bound as a debtor to this Agreement. Notwithstanding the foregoing, Borrower may not assign any of their rights or delegate any of their obligations under this Agreement without the prior written consent of Lender, which may be withheld in Lender’s discretion.
(b)    Lender may at any time, assign to one or more Persons (any such Person, an “Assignee”) all or any portion of the Term Loan with the prior consent of Borrower.
(c)    Lender may at any time, sell to one or more Persons participating interests in its portion of the Term Loan, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by Lender of a participating interest to a Participant, (a) Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower and Lender shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if Lender had not sold such participation and shall be paid directly to Lender. No Participant shall have any direct or indirect voting rights hereunder. Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which Lender enters into with any Participant. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lender.
12.16    INDEMNIFICATION BY BORROWER. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY LENDER AND THE AGREEMENT TO EXTEND THE TERM LOAN COMMITMENT PROVIDED HEREUNDER, BORROWER HEREBY AGREES TO AND SHALL INDEMNIFY, DEFEND, PROTECT, EXONERATE AND HOLD LENDER, AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, PARENT ENTITIES, AFFILIATES, ATTORNEYS AND AGENTS OF LENDER (EACH A “INDEMNIFIED PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, JUDGMENTS, CLAIMS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, COSTS, AND EXPENSES, INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE INDEMNIFIED PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (a) ANY REFINANCING, TENDER OFFER, MERGER, PURCHASE OF STOCK, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF THE TERM LOAN, (b) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY BORROWER, (c) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY BORROWER OR THE OPERATIONS CONDUCTED THEREON, (d) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH BORROWER OR ITS PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES, (e) THE USE, MAINTENANCE OR OPERATION OF THE FACILITIES, OR (f) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER FINANCING AGREEMENT BY ANY OF THE INDEMNIFIED PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES (A) ARISING ON ACCOUNT OF THE APPLICABLE INDEMNIFIED PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR ILLEGAL ACTIVITY AS DETERMINED BY A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION, OR (B) AS ARE IN RESPECT OF ANY PROPERTY FOR ANY OCCURRENCE ARISING DIRECTLY FROM THE ACTS OR OMISSIONS OF LENDER DURING THE PERIOD AFTER WHICH SUCH PERSON, ITS SUCCESSORS OR ASSIGNS HAVE OBTAINED TITLE AND POSSESSION OF SUCH PROPERTY BY FORECLOSURE OR DEED IN LIEU OF FORECLOSURE. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, BORROWER HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES THAT IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 12.16 SHALL SURVIVE REPAYMENT OF THE TERM LOAN, CANCELLATION OF THE TERM NOTE, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE OTHER FINANCING AGREEMENTS AND TERMINATION OF THIS AGREEMENT. Any liability, obligation, loss, damage, penalty, cost or expense incurred by the Indemnified Parties shall be paid to the Indemnified Parties on demand, together with interest thereon at the Default Rate from the date incurred by the Indemnified Parties until paid by Borrower, be added to the Liabilities, and be secured by the Collateral. The provisions of and undertakings and indemnifications set out in this Section 12.16 shall survive the satisfaction and payment of the Liabilities of Borrower and the termination of this Agreement. Borrower agrees that Lender shall have no liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by this Agreement and the other Financing Agreements, or any act, omission or event occurring in connection herewith or therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, willful misconduct or illegal activity of the party from which recovery is sought. NO INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS, DEBTX, OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY INDEMNIFIED PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING AGREEMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Financing Agreements to which it is a party.
12.17    Representations and Warranties. Notwithstanding anything to the contrary contained herein, each representation or warranty contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and the other Financing Agreements and the making of the Term Loan and the repayment of the Liabilities hereunder.
12.18    Counterparts. This Agreement and any amendment or supplement hereto or any waiver granted in connection herewith may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.
12.19    Limitation of Liability of Lender. It is hereby expressly agreed that:
(a)    Lender may conclusively rely and shall be protected in acting or refraining from acting upon any document, instrument, certificate, instruction or signature believed to be genuine and may assume and shall be protected in assuming that any Person purporting to give any notice or instructions in connection with any transaction to which this Agreement relates has been duly authorized to do so. Lender shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any Person purporting to have executed any such document or instrument or have made any such signature or purporting to give any such notice or instructions;
(b)    Lender shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law, including, without limitation, acts, omissions, errors or mistakes with respect to the Collateral, except for those arising out of or in connection with Lender’s and Lender’s gross negligence, willful misconduct or illegal activity. Without limiting the generality of the foregoing, Lender shall be under no obligation to take any steps necessary to preserve rights in the Collateral against any other parties, but may do so at its option, and all expenses incurred in connection therewith shall be payable by Borrower; and
(c)    Lender shall not be liable for any action taken in good faith and believed to be authorized or within the rights or powers conferred by this Agreement and the other Financing Agreements.
12.20    Borrower Authorizing Accounting Firm. Borrower shall authorize its accounting firm and/or service bureaus to provide Lender with such information as is requested by Lender in accordance with this Agreement. Borrower authorizes Lender to contact directly any such accounting firm and/or service bureaus to obtain such information.
12.21    Confidentiality; Press Releases. Borrower shall not disclose the contents of this Agreement and the other Financing Agreements to any third party (including, without limitation, any financial institution or intermediary), unless required by applicable Laws or by any subpoena, judicial order or similar legal process, without Lender’s prior written consent, other than to Borrower’s officers, lawyers and other professional advisors on a need-to-know basis, and in connection with any filings required to be made under any applicable federal or state securities laws or regulations (“Securities Laws”). Borrower agrees to inform all such Persons who receive information concerning this Agreement that such information is confidential and may not be disclosed to any other Person, except as required by applicable Laws, including Securities Laws, or by any subpoena, judicial order or similar legal process. No party hereto shall, and no party hereto shall permit its Affiliates to, at any time issue any press release or other public disclosure using the name of Borrower, Lender, or any of their respective Affiliates or referring to this Agreement or the other Financing Agreements without at least two (2) Business Days prior written notice to Borrower, Lender and the applicable Lender and, except for press releases or other public disclosures required under applicable Securities Laws, without the prior written consent of Borrower, Lender and the applicable Lender, which consent shall not unreasonably be withheld, conditioned or delayed. Upon Borrower’s prior written consent, which consent shall not unreasonably be withheld, conditioned or delayed, Lender may publish or disseminate a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Nothing contained in this Agreement is intended to permit or authorize Borrower to make any contract on behalf of Lender. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of its Affiliates’ respective directors, officers, managers, employees and agents, including, without limitation, accountants, legal counsel and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable Laws or regulations or by any subpoena, judicial order or similar legal process or bank regulatory process, (d) to any other party to this Agreement or any other Financing Agreement, (e) in connection with the exercise of any remedies hereunder or under any Financing Agreement or any suit, action or proceedings relating to this Agreement or any Financing Agreement or the enforcement of rights hereunder or thereunder, or (f) subject to an agreement containing provisions substantially the same as those of this Section 12.21, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement.
For the purpose of this Section 12.21, “Information” means all information received from Borrower or any other Credit Party relating to Borrower or any other Credit Party and their businesses, other than any information (i) that is available to Lender on a non-confidential basis prior to disclosure by Borrower or any Credit Party, (ii) that is publicly disclosed by Borrower or any Credit Party in connection with public filings with the Securities and Exchange Commission, (iii) without limitation of subsection (i) immediately above, that was in the possession of Lender or Lender prior to its disclosure by Borrower or any Credit Party pursuant hereto provided that the source of such information was not known by Lender or Lender to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Borrower or any Credit Party with respect to such information, (iv) is or becomes generally available to the public by acts other than those of Lender or its Affiliates, officers, directors, managers, employees or agents in breach of the terms hereof, (v) that has been or is received by Lender from a third party who is not known by Lender, as applicable, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Borrower or any Credit Party with respect to such information, or (vi) has been or is developed independently without use of or reference to Confidential Information. Any Person required to maintain the confidentiality of Information as provided in this Section 12.21 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Without limiting anything to the contrary contained in this Agreement, each of the obligations contained in this Section 12.21 are several (and not joint and several) and Lender shall not be liable or responsible in any way for any breach of this Section 12.21 by Lender or any other Person.
12.22    Fax Signatures. A signature hereto sent or delivered by facsimile or other electronic transmission shall be as legally binding and enforceable as a signed original for all purposes.
12.23    Release. For and in consideration of the Term Loan hereunder, Borrower, voluntarily, knowingly, unconditionally, and irrevocably, with specific and express intent, for and on behalf of itself and its agents, attorneys, heirs, successors, and assigns (collectively the “Releasing Parties”) does hereby fully and completely release, acquit and forever discharge Lender, and each of its successors, assigns, heirs, affiliates, subsidiaries, parent companies, principals, directors, officers, employees, shareholders and agents (hereinafter called the “Lender Parties”), and any other person, firm, business, corporation, insurer, or association which may be responsible or liable for the acts or omissions of Lender Parties, or who may be liable for the injury or damage resulting therefrom (collectively the “Released Parties”), of and from any and all actions, causes of action, suits, debts, disputes, damages, claims, obligations, liabilities, costs, expenses, fees (including, without limitation, reasonable attorneys’ fees) and demands of any kind whatsoever, at law or in equity, whether matured or unmatured, liquidated or unliquidated, vested or contingent, choate or inchoate, known or unknown that the Releasing Parties (or any of them) have or may have, against the Released Parties or any of them (whether directly or indirectly) relating to events occurring on or before the date of this Agreement, other than any claim as to which a final determination is made in a judicial proceeding (in which Lender or any of the Released Parties have had an opportunity to be heard) which determination includes a specific finding that one of the Released Parties acted in a grossly negligent manner or with actual willful misconduct or illegal activity. Borrower acknowledges that the foregoing release is a material inducement to Lender’s and Lender’s decision to extend to Borrower the financial accommodations hereunder and has been relied upon by Lender in agreeing to make the Term Loan hereunder. Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. To the furthest extent permitted by law, Borrower hereby knowingly, voluntarily, intentionally and expressly waives and relinquishes any and all rights and benefits that it respectively may have as against any of Lender Parties or any other Released Parties under any law, rule or regulation of any jurisdiction that would or could have the effect of limiting the extent to which a general release extends to claims which any of the Releasing Parties does not know or suspect to exist as of the date hereof.
12.24    Time; Inconsistency. Time is of the essence in Borrower’s performance under this Agreement and all other Financing Agreements. Notwithstanding anything to the contrary contained in any Financing Agreement, if and to the extent any terms or provisions contained in any Financing Agreement are inconsistent or conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control and govern.
12.25    Relationship. The relationship between, on the one hand, Lender, and Borrower, on the other hand, shall be that of creditor-debtor only. No term in this Agreement or in the other Financing Agreements and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership or joint venture or any fiduciary duty by Lender to Borrower or any other party.
12.26    Intentionally Omitted.
12.27    Acting Through Agents. In exercising any rights under the Financing Agreements or taking any actions provided for therein, Lender may act through its employees, agents or independent contractors as authorized by Lender. Borrower shall authorize its accounting firm and/or service bureaus to provide Lender with such information as is requested by Lender in accordance with this Agreement. Borrower authorizes Lender to contact directly any such accounting firm and/or service bureaus to obtain such information.
12.28    Additional Waivers. Borrower authorizes Lender to exercise, in its sole discretion, any right, remedy or combination thereof which may then be available to Lender, since it is Borrower’s intent that the Liabilities be absolute, independent and unconditional obligations of Borrower under all circumstances. Notwithstanding any foreclosure of any Lien with respect to any or all of any property securing the Liabilities, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure or by an acceptance of a deed in lieu of foreclosure, Borrower shall remain bound under Borrower’s Liabilities.
12.29    Nonliability of Lender . The relationship between Borrower on the one hand and Lender on the other hand shall be solely that of borrower and lender. Lender does not have any fiduciary relationship with or duty to any Credit Party arising out of or in connection with this Agreement or any of the other Financing Agreements, and the relationship between the Credit Parties, on the one hand, and Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Lender does not undertake any responsibility to any Credit Party to review or inform any Credit Party of any matter in connection with any phase of any Credit Party’s business or operations. Borrower agrees that Lender shall have no liability to any Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by any Credit Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Financing Agreements, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, willful misconduct or illegal activity of the party from which recovery is sought. NO LENDER OR LENDER SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS, DEBTX OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL LENDER HAVE ANY LIABILITY WITH RESPECT TO, AND BORROWER ON BEHALF OF ITSELF AND EACH OTHER CREDIT PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING AGREEMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Financing Agreements to which it is a party. No joint venture is created hereby or by the other Financing Agreements or otherwise exists by virtue of the transactions contemplated hereby by Lender or among the Credit Parties and Lender.
13.    JURISDICTION; JURY TRIAL WAIVER.
13.1    SUBMISSION TO JURISDICTION; WAIVER OF VENUE. BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(g)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS AND APPELLATE COURTS FROM ANY THEREOF, LOCATED IN COOK COUNTY;
(h)    CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING (i) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME, (ii) THE RIGHT TO ASSERT OR IMPOSE ANY CLAIM, NONCOMPULSORY SET-OFF, COUNTERCLAIM OR CROSS-CLAIM IN RESPECT THEREOF IN SUCH PROCEEDING; PROVIDED, HOWEVER, THIS WAIVER DOES NOT PRECLUDE THE RIGHT TO ASSERT A DEFENSE IN SUCH ACTION OR PROCEEDING OR TO ASSERT OR IMPOSE ANY CLAIM, COUNTERCLAIM OR CROSS-CLAIM WHICH BORROWER WISHES TO PURSUE IN A SEPARATE PROCEEDING AT ITS SOLE COST AND EXPENSE, AND (iii) ALL STATUTES OF LIMITATIONS WHICH MAY BE RELEVANT THERETO; AND
(i)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO BORROWER AT ITS ADDRESS SET FORTH ABOVE OR AT SUCH OTHER ADDRESS OF WHICH LENDER SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. BORROWER AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW (i) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUIT, ACTION OR PROCEEDING, AND (ii) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO BORROWER. SOLELY TO THE EXTENT PROVIDED BY APPLICABLE LAW, SHOULD BORROWER, AFTER BEING SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE DELIVERY OR MAILING THEREOF, BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY THE COURT AGAINST BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.
(j)    NOTHING HEREIN SHALL AFFECT LENDER’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR LIMIT LENDER’S RIGHT TO BRING PROCEEDINGS AGAINST BORROWER OR ITS PROPERTY IN ANY COURT OR ANY OTHER JURISDICTION.
13.2    GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH, AND ENFORCED AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.
13.3    JURY TRIAL. BORROWER AND LENDER HEREBY IRREVOCABLY AND KNOWINGLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) ARISING OUT OF THIS AGREEMENT, THE FINANCING AGREEMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO, INCLUDING, WITHOUT LIMITATION, ANY ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (B) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND THE FINANCING AGREEMENTS. LENDER AND BORROWER AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.
[Signature Page Follows]

IN WITNESS WHEREOF, this Term Loan and Security Agreement has been duly executed as of the day and year first above written.

BORROWER:
DIVERSICARE GLASGOW PROPERTY, LLC, a Delaware limited liability company
By:	DIVERSICARE PROPERTY CO., LLC., a Delaware limited liability company, its sole member
	By:	/s/ James R. McKnight, Jr.
Name: James R. McKnight, Jr.
Its: Chief Financial Officer

LENDER:
THE PRIVATEBANK AND TRUST COMPANY, in its capacity as Lender
By:	/s/ Jeffrey Groenewold
Name: Jeffrey Groenewold
Its: Officer___________________________

LIST OF EXHIBITS AND SCHEDULES
EXHIBITS

Exhibit A	Legal Description
Exhibit B	Form of Term Note

SCHEDULES

Schedule 7.12	Litigation and Proceedings